PROSPECTUS


                           TRYCERA FINANCIAL, INC.
                      3,694,637 Shares of Common Stock

     We are registering a total of 3,694,637 shares of our common stock, all of which are being offered by selling shareholders. This is our initial public offering. The selling stockholders will sell at a price ranging from $0.75 to $1.25 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. The offering price range was determined by the Board of Directors based upon the last price at which we sold shares of our common stock for cash, which price was $1.00 per share. We will pay the expenses of registering these shares.

     There is no established public market for our common stock and we have arbitrarily determined the offering price. Although we hope to be quoted on the OTC Bulletin Board, our common stock is not currently listed or quoted on any quotation service. There can be no assurance that our common stock will ever be quoted on any quotation service or that any market for our stock will ever develop.

     Investing in our stock involves risks. You should carefully consider the Risk Factors beginning on page 2 of this prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

     The prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.


               The date of this prospectus is January 27, 2006

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                              TABLE OF CONTENTS

                                                                         Page
PROSPECTUS SUMMARY                                                          1
RISK FACTORS                                                                3
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS                           7
USE OF PROCEEDS                                                             7
MARKET FOR OUR COMMON STOCK                                                 8
DETERMINATION OF OFFERING PRICE                                             8
DILUTION                                                                    8
MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION                   8
BUSINESS AND PROPERTIES                                                    11
LEGAL PROCEEDINGS                                                          17
MANAGEMENT                                                                 17
EXECUTIVE COMPENSATION                                                     21
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT             25
SELLING STOCKHOLDERS                                                       28
DESCRIPTION OF SECURITIES                                                  30
PLAN OF DISTRIBUTION                                                       31
PRIOR BLANK CHECK INVOLVEMENT                                              33
LEGAL MATTERS                                                              34
EXPERTS                                                                    34
ADDITIONAL INFORMATION                                                     34


     We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

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                              PROSPECTUS SUMMARY

The Company

     Trycera Financial, Inc. was incorporated under the laws of the State of Nevada on May 10, 2000, under the name "Whitelight Technologies, Inc." On June 14, 2004, we amended the articles of incorporation to change the name to "Trycera Financial, Inc." From our incorporation in 2000 until the commencement of operations in 2004, we conducted no material business activities. During the same time frame, various costs were expensed with regard to legal and accounting work.

     We commenced business operations in June 2004. We currently market customized stored value card programs, develop and market catalog shopping cards, operate a call center, and provide consulting services for companies interested in the stored value card business. Set forth below is a summary of the products and services we currently provide:

  * With regard to customized stored value programs, we currently market three stored value cards. Stored value products include financial instruments where the value on the card has been prepaid, and where subsequent transactions decrease the value against the balance originally loaded onto the instrument. Our first prepaid card product, the Trycera Financial MasterCard, was launched in February 2005, and is marketed currently through Internet online channels, third party card marketers and a network of commissioned sales representatives. This card is marketed largely to self-banked consumers, with the goal of providing the flexibility and functionality to manage money and spending habits at a personal level. Our second card, which we launched during the last week in March of 2005, is the Mi Dinero Y Mis Suenos prepaid MasterCard, which is a stored valued MasterCard that is marketed to the Hispanic community through our Mi Dinero website (www.midineromc.com), through MRG Communications, a third party marketing company, and through direct mail advertising to Hispanic communities throughout the United States. The third card product is the Finium Debit MasterCard, which is a stored value MasterCard marketed directly by us to college-aged students. Our online marketing programs include marketing and product advertising on websites, banner ad placements on finance related web links, and homepage advertising with online marketing companies such as Google, Yahoo and Overture. In addition to the initial sales revenue generated from the prepaid card products, we receive a portion of the fee incurred by the cardholder using the product, including ATM usage fees, cash advance fees, maintenance fees, inactivity fees, balance inquiry fees, customer service and support fees, and interchange revenue fees.

  * The catalog shopping card is a product that offers consumers an opportunity to buy goods and services by selecting products out of designated catalogs. Consumers receive various brand name catalogs from which they may elect to purchase products. In our catalog card sales cycle, a cardholder will purchase merchandise from a catalog by completing the required order forms and mailing in the down payment. This initial deposit covers the cost of goods, while future payments pay down the outstanding receivable balances for the catalog shopping cardholder and provide a profit source for us. In most cases, the consumer is required to provide a down payment of between 20% and 50% of the purchase price, with the balance due in installments.

  * We also offer consulting services to clients who are seeking to expand knowledge in the stored value industry.

  * The call center operations are an inbound and outbound service that provides telephone support to business and industry nationwide.
     The service provides high quality inbound answering services for customer support, order fulfillment and customer contact. The revenues for the call center are generated by feeing for telephone usage and a per minute rate for services performed by our call center agents.

     Since inception and through September 30, 2005, we have had net losses of ($1,834,855) and no net income. Also since inception and through September 30, 2005, the Company has recognized revenue from each of the four revenue sources: stored value programs, consulting services, catalog shopping cards and call center

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operations.  For the year-ended December 31, 2004, we generated revenues of $24,000 from our consulting services and $10,451 from our catalog shopping card products; we also had a net loss of ($858,632) for the year. Through the quarter ended September 30, 2005, we generated revenues of $100,316 from our catalog shopping card products, $174,679 from our stored value programs and $80,116 from our call center operations; we also had a net loss of ($976,223) through the quarter.

     We are also actively engaged in seeking acquisition targets which would either complement the business process services we provide or would provide new markets for us. On November 2, 2004, we completed the acquisition of virtually all of the assets of Signature Credit
Corporation, a stored value card company.

     Our principal executive offices are located at 170 Newport Center Drive, Suite 210, Newport Beach, CA 92660. Our telephone number is
(949) 273-4300. Our Internet address is www.trycera.com. The information on our Internet website is not incorporated by reference in this prospectus.

The Most Significant Risks Regarding an Investment in our Stock

     The purchase of the shares sold in this offering involves significant risks, including the following:
       * For the year ended December 31, 2004, we generated revenue of only $34,451 and incurred net losses of ($858,632). Through the quarter ended September 30, 2005, we generated revenue of $355,111, with net losses of ($976,223). We will continue to incur significant costs in developing our business and there is no assurance that we will ever be profitable.
       * If we are required to fund our business through additional sales of our equity securities, or if we acquire an existing business or product using our common stock, we may significantly dilute existing shareholders, including persons who purchase shares in this offering.
       * Revenue generated from our catalog shopping cards could be materially affected if a significant number of users of the cards fail to pay the balances on their cards.
       * If significant time is spent by management in seeking or acquiring new businesses or products, our core business may be adversely affected because of the refocus of time and efforts of management on the new venture.
       * Because our common stock is not quoted on an over-the-counter quotation service, the liquidity of the shares offered hereby is severely limited. There is no assurance that any application made by us for quotation on the OTC Bulletin Board will be approved, or that a market for our stock will develop.
       * We have engaged in the past, and may engage in the future, in transactions with related parties. These transactions may not have been on terms as favorable as those with unrelated parties and could have an adverse impact on our cash flow.

     In addition to these risks, please see "Risk Factors" and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock.

The Offering

     This offering relates to the offer and sale of 3,694,637 shares of our common stock by the selling stockholders identified in this prospectus. The selling stockholders will determine when they will sell their shares. Although we have agreed to pay the expenses related to the registration of the shares being offered, we will not receive any proceeds from the sale of the shares by the selling stockholders.

     The shares offered by the selling stockholders are already issued and outstanding and the resale of these shares by the selling shareholders will not affect the total number of outstanding shares. As of January 6, 2006, we had 6,876,802 shares outstanding.

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                                 RISK FACTORS

Risks Related to Our Business

     BECAUSE WE RECENTLY COMMENCED OPERATIONS, OUR BUSINESS IS SUBJECT TO ALL OF THE RISKS INHERENT IN A NEW ENTERPRISE, INCLUDING THE ABSENCE OF A PROFITABLE OPERATING HISTORY AND EXPENSES OF NEW PRODUCT DEVELOPMENT FOR OUR PREPAID AND STORED VALUE MASTERCARD PRODUCTS AND CATALOG SHOPPING CARDS. Since inception and through the quarter ended September 30, 2005, we generated total revenues of $355,111, with a net loss of ($976,223). For the year ended December 31, 2004, we generated total revenues of only $34,451, while incurring a net loss of ($858,632). Our accumulated deficit as of December 31, 2004, consisted of ($858,632) of current year losses with a beginning deficit of ($51,673). This deficit consisted of operational costs and the general and administrative costs of beginning the business. No revenue was generated in 2003, with total expenses of $10,602 for the year. Future growth will require significant expenditures for expansion, marketing, research and development as we expand our offering of stored value products and catalog shopping cards. Changes in the general business climate and within the stored value industry may directly result in a failure to accomplish such planned expansion.

     BECAUSE WE RECENTLY COMMENCED OPERATIONS, OUR BUSINESS IS SUBJECT TO ALL OF THE RISKS INHERENT IN A NEW ENTERPRISE, INCLUDING THE INABILITY TO SECURE ADDITIONAL FUNDING AND THE RISK OF DEPLETING ALL CURRENT FUNDING FOR OUR ASSOCIATION-BRANDED PREPAID AND STORED VALUE CARD PRODUCTS AND CATALOG SHOPPING CARDS. Since launching the business in May of 2004, we have not achieved an operating profit in any month. Through September 30, 2005, we spent $1,776,096 in developing our prepaid products, which includes all labor, hardware, software and general and administrative costs to support such product development.
In addition, through that date we have spent $245,821 in cost of goods materials to support the marketing efforts of the products. As we continue to expand our offerings in stored value products and catalog shopping cards, we expect to continue to need in excess of $84,700 per month, and in select months, including one-time marketing costs, the need may be increased. Traditional sources of funding from lending institutions will likely not be available to us. These expenses must either be paid out of future earnings or future offerings of equity or debt instruments. The availability of funds from either of these sources cannot be assured. Potential investors in the shares in this offering will likely suffer significant dilution if we are able to raise additional money through a future equity offering.

     BECAUSE WE HAVE NOT PERFORMED ANY MARKET STUDIES OR OBTAINED ANY INDEPENDENT MARKET STUDY OF OUR PRODUCTS OR SERVICES, THERE IS NO ASSURANCE THAT THESE PRODUCTS AND SERVICES WILL BE ACCEPTED IN THE MARKETPLACE. Our business plan is to introduce prepaid or stored value cards to the public. Rather than conducting extensive internal or independent marketing studies relating to these products, we will be relying upon the prior experience of our management in this industry as to the anticipated market acceptance of our products and services. Because we have conducted no formal marketing studies or other similar analysis, there is no assurance that these services and products will be accepted in the marketplace. Since commencing operations in June 2004, we have generated only $355,111, in gross revenue from these operations through September 30, 2005, and for the same period, we incurred net losses of ($976,223). We have not allocated any funds to performing any in-house or independent marketing studies to confirm or estimate market acceptance of our proposed services and products.

     IF PERSONS USING OUR CATALOG SHOPPING CARDS FAIL TO PAY THE BALANCE ON THEIR CARDS, WE MAY ENCOUNTER A BAD DEBT WRITE-OFF WHICH COULD ADVERSELY AFFECT OUR BUSINESS. Although our catalog shopping card business does not extend credit, it does provide a spending limit to all active cardholders. Our consumers are provided catalog shopping cards which allow them to purchase products through our website or associated catalogs. Each purchase requires the consumer to pay a 25 percent down payment as a deposit, which covers the cost of the merchandise.
However, there is no certainty that the cardholder will pay the remaining receivable balance, and thus we are at risk of needing to write down accounts receivable that cannot be collected.

     AS WE ATTEMPT TO ACQUIRE NEW BUSINESS VENTURES OR PRODUCTS, WE MAY INCUR SIGNIFICANT COSTS IN THE PROCESS AND MAY ALLOCATE SIGNIFICANT TIME FROM OUR CORE BUSINESS, ALL OF WHICH COULD ADVERSELY AFFECT OUR OPERATING RESULTS AND STOCK PRICE. As a part of our overall business plan, we intend to seek potential acquisition targets. As we do so, we will incur legal, accounting, and other costs associated with performing our due diligence on the proposed acquisition. If the acquisition is not completed, we may not be able to recoup these expenses from the target venture. Even if the acquisition is successful, the costs associated with the transaction could be significant

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and could cause funds to be reallocated from our core business to satisfy these expenses. Also, management may devote significant time to a proposed acquisition or new business venture which would distract the individual from his or her focus on developing our core business and which could adversely affect our operating results and stock price. The integration of divergent business operations may require significant time commitment on management which may also distract management from operating our core business. The business activities of these acquisitions may also involve risks which we are unable to predict at this time. The results of operations of any specific entity may not necessarily be indicative of what may occur in the future, by reason of changing market strategies, product expansion, changes in product emphasis, future management personnel and changes in innumerable other factors. Changes in the general business climate and within the stored value industry may directly result in a failure to accomplish such planned expansion. Further, in the case of a new business venture or one that is in a research and development stage, the risks will be substantial, and there will be no objective criteria to examine the effectiveness or the abilities of its management or its business objectives. Also, a firm market for its products or services may yet need to be established, and with no past track record, the profitability of any such entity will be unproven and cannot be predicted with any certainty.

     THE ACQUISITION OF EXISTING BUSINESSES COULD RESULT IN THE DILUTION OF THE PERCENTAGE OWNERSHIP OF EXISTING SHAREHOLDERS. As part of our business plan, we intend to seek and acquire related businesses or operations using shares of our common stock. For example, on November 2, 2004, we acquired certain assets of Signature Credit Corporation and agreed to issue a total of 150,000 shares in connection with the acquisition. The issuance of these shares and shares in future acquisitions could materially reduce the percentage ownership interest in the company of existing shareholders. There is no assurance that any acquired businesses or operations would be successful or that if unsuccessful, such acquisitions could be rescinded and the issued shares returned to us.

     WE HAVE HAD A NUMBER OF RELATED PARTY TRANSACTIONS WHICH MAY NOT HAVE BEEN ON TERMS AS FAVORABLE AS WITH UNRELATED PARTIES. As a start-up venture, we have engaged in a significant number of transactions with related parties that may not be deemed to have been at arm's length, including the following:
  * On May 12, 2004, we borrowed $200,000 from Trymetris Capital Fund I, LLC pursuant to the terms of a six-month 10% convertible debenture which we issued for the loan. The debenture was convertible at $0.75 per share. We also issued 100,000 shares of common stock as additional consideration for the loan and granted demand registration rights for the shares. The Fund is managed by Trymetris Capital Management, LLC. Alan S. Knitowski, our
     Chairman, is one of two managing members of this entity and holds an ownership interest in the Fund. However, he has recused himself from all issues involving Trycera, which means that he has no voting or investment control of Trycera shares owned by the fund. Jason Daggett, a member of our advisory committee, is the other managing member of the Fund. Eric Chess Bronk, the former sole officer and director of our company, is a non-managing member of this entity. On December 15, 2004, the loan was converted by the fund and we issued 282,302 shares in the conversion as full satisfaction of the amount owed pursuant to the debenture.
  * On May 10, 2004, we entered into a renewable one-year consulting agreement jointly with Cygni Capital LLC and Ecewa Capital LLC in which we agreed to pay each a total of $5,000 every thirty days for the services of each entity and, during the initial term, a finder's fee equal to 8% of any transaction plus five-year warrants to purchase shares equal to 8% of the securities subject to the transaction. The agreement with Cygni Capital was terminated on December 31, 2005. On May 18, 2004, we repaid $8,729 of loans made to us by Cygni Capital. On May 24, 2004, Cygni Capital leased approximately 1,478 square feet of office space and sublet the space to us for $3,695 per month. In addition, Mr. Bronk personally guaranteed the lease, for which we granted him five-year options to purchase 50,000 shares. These options are exercisable at $0.25 for the first 12,500, $0.45 for the next 12,500, $0.65 for the next 12,500, and $0.85 for the next 12,500.  On May 27, 2004, we granted to Cygni Capital options to purchase 125,000 shares for prior consulting services. These options are exercisable at $0.25 for the first 31,250, $0.45 for the next 31,250, $0.65 for the next 31,250, and $0.85 for the next 31,250. Mr. Bronk is the president and Mr. Daggett is a vice-president and non-managing member of Cygni Capital. Mr. Knitowski is the owner and manager of Ecewa Capital.
  * On May 18, 2004, we repaid $20,123 of loans made to us by Rigel Funds Management, Ltd., of which Mr. Bronk is a director.

These transactions may not be on terms as beneficial as could be obtained from unrelated parties. In addition, the related parties may have interests that differ from those of other investors. We may engage in additional related party transactions in the future on less favorable terms than those offered by unrelated parties. These related party

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transactions would favor the interests of the related parties over those of the other stockholders, including persons who purchase shares in this offering.

     THE LOSS OF THE SERVICES OF CURRENT MANAGEMENT WOULD HAVE A MATERIAL NEGATIVE IMPACT ON OUR OPERATIONS. We will be dependent on Matthew S. Kerper, our CEO and President, and Bryan W. Kenyon, our CFO, as our current management for the foreseeable future. The loss of the services of any member of this management group could have a material adverse effect on our operations and prospects. We have entered into three-year employment agreements with these individuals which began in May and June 2004, respectively. These agreements do not contain non-compete provisions which would contractually prohibit them from competing with us after expiration or termination of the employment agreements. We have not obtained "key man" insurance policies on any member of management, including these individuals.

     BECAUSE WE ARE IN COMPETITION WITH A NUMBER OF OTHER COMPANIES, MOST OF WHICH ARE BETTER FINANCED THAN IS OUR COMPANY, THERE IS NO ASSURANCE WE WILL BE ABLE TO COMPETE SUCCESSFULLY WITH THESE COMPANIES WHICH COULD ADVERSELY AFFECT OUR BUSINESS. The dominant player in the prepaid stored value industry is Green Dot Corporation, a leading provider of prepaid MasterCard cards. Green Dot has received venture funding from numerous companies and currently sells products in over 35,000 retail stores nationally. NetSpend Corporation, based in Austin, Texas, is also a leader within prepaid stored value platforms, offering a turnkey, retail based stored value solution to the check cashing industry. NetSpend has received venture funding from several technology and banking firms. ITC Financial Services specializes in electronic payment solutions for a multitude of business pursuits, primarily focusing on retail based stored value and payroll products. It was founded by Cam Lanier III and funded by ITC holdings with an initial equity infusion of $54 million dollars in September 2003. WildCard Systems is another stored value provider with an established track record as the originator of Visa Buxx. Financed by GE Technology Finance and other private equity stakeholders, the company has developed a secure technology and services platform. This platform supports client configurable program management, cardholder account management, card distribution and other essential services for banks and business partners on a global scale. Each of these companies has a longer operating history and is better financed than our company. There is no assurance that as a startup company, we will be able to compete successfully with these other entities or that we will be able to capture a significant segment of the market share from these competitors.

Risks Related to Our Common Stock

     IF OUR OUTSTANDING OPTIONS ARE EXERCISED, INVESTORS IN OUR COMMON STOCK COULD EXPERIENCE SUBSTANTIAL DILUTION. As of January 6, 2006, we had outstanding performance based options to purchase 3,114,000 shares of our common stock, of which 1,716,667 were vested at that date, and the balance of which will vest, assuming certain performance benchmarks are met, if at all. The weighted average exercise price of the outstanding options is $0.58. These options are held by our directors, management, financial consultants and employees. Exercise of all of these options would result in the issuance of common stock which would represent approximately 30% of the shares then outstanding.

     IF NO MARKET DEVELOPS FOR OUR SECURITIES, INVESTORS MAY BE UNABLE TO SELL THEIR SHARES. This is our initial public offering. The selling shareholders will sell the shares at a price ranging from $0.75 to $1.25 per share until our shares are quoted on the Over the Counter Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. There is no established public market for our common stock and we have arbitrarily determined the offering price range. Although we hope to be quoted on the OTC Bulletin Board, our common stock is not currently listed or quoted on any quotation service. We have not contacted or located a market maker to make the application to the OTC Bulletin Board for our stock. There can be no assurance that our common stock will ever be quoted on any quotation service or that any market for our stock will ever develop.

     BECAUSE OUR SHARES ARE DESIGNATED AS PENNY STOCK, BROKER-DEALERS WILL BE LESS LIKELY TO TRADE IN OUR STOCK DUE TO, AMONG OTHER ITEMS, THE REQUIREMENTS FOR BROKER-DEALERS TO DISCLOSE TO INVESTORS THE RISKS INHERENT IN PENNY STOCKS AND TO MAKE A DETERMINATION THAT THE INVESTMENT
IS SUITABLE FOR THE PURCHASER.   Our shares are designated as "penny
stock" as defined in Rule 3a51-1 promulgated under the Exchange Act and thus may be more illiquid than shares not designated as penny stock.
The SEC has adopted rules which regulate broker-dealer practices in connection with transactions in "penny stocks." Penny stocks are defined generally as non-NASDAQ equity securities with a price of less than $5.00 per share; that are not traded on a "recognized" national

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exchange; or in issuers with net tangible assets less than $2,000,000, if the issuer has been in continuous operation for at least three years, or $10,000,000, if in continuous operation for less than three years, or with average revenues of less than $6,000,000 for the last three years.
The penny stock rules require a broker-dealer to deliver a standardized risk disclosure document prepared by the SEC, to provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, monthly account statements showing the market value of each penny stock held in the customers account, to make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a stock that is subject to the penny stock rules. Since our securities are subject to the penny stock rules, investors in the shares may find it more difficult to sell their shares.
Many brokers have decided not to trade in penny stocks because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited. The reduction in the number of available market makers and other broker-dealers willing to trade in penny stocks may limit the ability of purchasers in this offering to sell their stock in any secondary market. These penny stock regulations, and the restrictions imposed on the resale of penny stocks by these regulations, could adversely affect our stock price.

     IN ADDITION TO THE 3,694,637 SHARES REGISTERED FOR SALE BY THE SELLING SHAREHOLDERS IN THIS OFFERING, WE HAVE OUTSTANDING 3,182,165 RESTRICTED SHARES, THE OVERHANG ON THE MARKET OR SALE OF WHICH IN THE FUTURE COULD HAVE A MATERIAL ADVERSE EFFECT ON THE MARKET PRICE OF OUR SHARES. These restricted shares were issued without registration and therefore can only be sold in a registered offering or pursuant to an exemption from registration, the most common of which is Section 4(1) of the Securities Act as interpreted by Rule 144. Rule 144 permits the purchaser of the restricted shares to sell the shares into the market beginning one year after the full purchase price for the shares was paid to the issuer or an affiliate of the issuer, whichever is applicable. Sales can only be effected through designated broker transactions. In most instances, these sales are limited during any three-month period to one percent of the total outstanding shares as reported by the issuer. The sale of these shares into the market could have an adverse effect on the market price of the stock. Even the overhang of these shares on the market could adversely affect the market price of the stock.

     IF OUR CURRENT MANAGEMENT AND DIRECTORS UNIFORMLY VOTE THEIR SHARES IN CONNECTION WITH ANY PROPOSAL REQUIRING APPROVAL OF THE SHAREHOLDERS OR ELECTION OF DIRECTORS, THEY WOULD LIKELY BE ABLE TO CONTROL THE OUTCOME OF THE VOTE ON THE PROPOSED ITEM OR ELECTION BECAUSE OF THE SIGNIFICANT NUMBER OF SHARES OWNED BY THEM. Each shareholder is entitled to one vote per share on any proposal requiring shareholder vote. Depending upon the nature of the proposal to be voted upon, the majority of all of the outstanding shares entitled to vote on the item or the majority of the shares represented at the meeting may be required to approve the proposal. Our bylaws define a quorum at any meeting of shareholders to be at least one-third of the outstanding shares. Also, our shareholders are not permitted to cumulate their votes for the election of directors, which means that persons casting the most votes at an annual meeting can elect all of the directors and minority shareholders would not be able to elect any directors. At January 6, 2006, we had outstanding 6,876,802 shares, of which 3,273,500, or approximately 47.6%, were able to be voted by our executive officers and directors. Because of management's and the board's control of the company through their combined stock ownership, it is likely that they would be able to elect directors at any annual meeting and affect the outcome of the vote on any proposal to be voted on at any shareholder meeting.

     OUR BOARD OF DIRECTORS CAN, WITHOUT STOCKHOLDER APPROVAL, CAUSE PREFERRED STOCK TO BE ISSUED ON TERMS THAT ADVERSELY AFFECT COMMON STOCKHOLDERS. Under our articles of incorporation, our board of directors is authorized to issue up to 20,000,000 shares of preferred stock, none of which are issued and outstanding as of the date of this prospectus, and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by our stockholders. If the board causes any additional preferred stock to be issued, the rights of the holders of our common stock could be adversely affected. The board's ability to determine the terms of preferred stock and to cause its issuance, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock. Preferred shares issued by the board of directors could include voting rights, or even super voting rights, which could shift the ability to control the company to the holders of the preferred stock. Preferred shares could also have conversion rights into shares of common stock at a discount to the market price of the common stock which could negatively affect the market for our common stock. In addition, preferred shares would have preference in the event of liquidation of the corporation, which means that the holders of preferred shares would be entitled to receive the net assets of the corporation distributed in liquidation before the common stock holders receive any distribution of the liquidated assets. We have no current plans to issue any shares of preferred stock.

     WE HAVE NOT PAID, AND DO NOT INTEND TO PAY, DIVIDENDS AND THEREFORE, UNLESS OUR COMMON STOCK APPRECIATES IN VALUE, OUR INVESTORS MAY NOT BENEFIT FROM HOLDING OUR COMMON STOCK. We have not paid any cash dividends since inception. We do not anticipate paying any cash dividends in the foreseeable future. As a result, our investors will not be able to benefit from owning our common stock unless the market price of our common stock becomes greater than the price paid for the stock by these investors.

     IF A PUBLIC TRADING MARKET FOR OUR COMMON STOCK DEVELOPS, IT WILL LIKELY BE A VOLATILE ONE AND WILL LIKELY RESULT IN HIGHER SPREADS IN STOCK PRICES. We intend to seek quotation of our stock on the OTC Bulletin Board, which is part of the over-the-counter market. The over-the-counter market for securities has historically experienced extreme price and volume fluctuations during certain periods, especially during the initial period after the stock is approved for quotation. These broad market fluctuations and other factors, such as acceptance of our products and services, and trends in the stored value industry, and the investment markets generally, as well as economic conditions and quarterly variations in our results of operations, may adversely affect the market price of our common stock, if a public trading market should develop in the future. In addition, the spreads on stock traded through the over-the-counter market are generally unregulated on the over-the-counter market and higher than on the NASDAQ or the national exchanges, which means that the difference between the price at which shares could be purchased by investors on the over-the-counter market compared to the price at which they could be subsequently sold would be greater than on these exchanges. This is especially true of stocks traded in the over-the-counter market during the period immediately after the stock is approved for quotation through the over-the-counter quotation service such as the OTC Bulletin Board. Significant spreads between the bid and asked prices of the stock could continue until a sufficient volume of trading is reached and the stock is quoted by a significant number of market makers. We cannot predict when, if ever, the trading volume will be sufficient to significantly reduce this spread, or if we will ever have sufficient market makers to affect this spread. These higher spreads could adversely affect investors who purchase the shares at the higher price at which the broker sells the shares, but subsequently sell the shares at the lower bid prices quoted by the brokers. Unless the bid price for the stock increases and exceeds the price paid for the shares by the investor, plus brokerage commissions or charges, the investor could lose money on the sale. For higher spreads such as those on over-the-counter stocks, this is likely a much greater percentage of the price of the stock than for exchange listed stocks. There is no assurance that at the time the investor wishes to sell the shares, the bid price will have sufficiently increased to create a profit on the sale.

              SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Some of the statements under the "Prospectus Summary," "Risk Factors," and elsewhere in this prospectus constitute forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievement expressed or implied by such forward-looking statements. Such factors include, among other things, those listed under "Risk Factors" and elsewhere in this prospectus.

     In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "intend," "expects," "plan," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of such terms or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of such statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus.

                               USE OF PROCEEDS

     We are registering 3,694,637 shares for sale by the selling stockholders. We will receive no proceeds from the sale of the selling stockholder's shares.

                         MARKET FOR OUR COMMON STOCK

Market Information

     There is no public trading market for our common stock. We plan to apply to the OTC Bulletin Board for quotation of our common stock, but there is no assurance when, or if, such application will be approved.

     At January 6, 2006, we had 3,114,000 shares of our common stock which were subject to outstanding options to purchase these shares and outstanding warrants to purchase 212,500 shares of our common stock. At January 6, 2006, we had no other shares of our common stock which were subject to outstanding securities convertible into our common stock.

     We have agreed to register 382,302 shares received by Trymetris Capital Fund I, LLC in the issuance and conversion of a debenture issued to this fund. These shares are included in the registration statement of which this prospectus is a part. In addition to the registration of these shares in this registration statement, we have granted the fund the right to demand registration of the shares at any time in the future, provided that we are not required to file more than one registration statement in any twelve-month period. We have also granted piggy-back registration rights to register 462,500 shares of our common stock, and 212,500 shares underlying warrants, issued in our non-public offering which was completed on December 31, 2005. None of these shares is included in this registration statement.

Holders

     At January 6, 2006, we had 94 shareholders of record as reported to us by our transfer agent. We have appointed Interwest Transfer Company, Inc., 1981 East 4800 South, Suite 100, Salt Lake City, UT 84117, to act as our transfer agent.

Dividend Policy

     Since our inception we have not paid any cash dividends on our common stock and we do not anticipate that we will pay dividends in the foreseeable future.

                       DETERMINATION OF OFFERING PRICE

     There is no established public market for the shares of common stock being registered. As a result, the offering price and other terms and conditions relative to the shares of common stock offered hereby have been arbitrarily determined by us and do not necessarily bear any relationship to assets, earnings, book value or any other objective criteria of value. In addition, no investment banker, appraiser or other independent, third party has been consulted concerning the offering price for the shares or the fairness of the price used for the shares. The offering price was determined by the Board of Directors based upon the last cash selling price for our shares, which was $1.00 per share.

                                   DILUTION

     We are registering 3,694,637 shares for sale by the selling stockholders. We will receive no proceeds from the sale of the selling stockholder's shares. Consequently, the sale by the selling stockholders of their shares will not result in any dilution in the purchase price of the stock compared to the net tangible book value per share immediately after the purchase.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

     Prior to May 2004, we had no operating history. Based in Newport Beach, California, we are currently in the business of developing and marketing a suite of stored value and financial products and services. Stored value products are broadly defined as financial instruments where the value on the card has been prepaid, and where subsequent transactions decrease the value against the balance originally loaded onto the instrument. Our core operating business is centered upon developing and marketing a broad array of stored value products and services for persons without banking relationships and persons who are underserved by existing banking facilities.

Recent Developments

     During the quarter ended September 30, 2005, we launched a new
product, the Finium Debit MasterCard card.   This new stored value
product expands the stored value offerings to three products and has been developed to support a market targeted to the unbanked and underbanked consumer segments. Similar to other Company products, the Finium program offers a complete turnkey solution, including live customer service support and web-based card management tools.

Key Accounting Policies

     Key accounting policies are defined as those that are reflective of significant judgments and uncertainties, and potentially result in materially different results under different assumptions and conditions. There were no changes to our key accounting policies for the quarter ended September 30, 2005.

Results of Operations

     During the third quarter ending September 30, 2005, we generated revenues of $202,318 and incurred operating expenses of $368,621, which excludes a cost of goods of $175,260. For the comparable period in the prior year, we generated revenues of $ 1,114 and incurred operating expenses of $236,357, with $37,998 in cost of goods. The revenue on a comparable basis grew to the current levels of $202,318 against the previous balance of $37,998 while expenses increased 56% and the related cost of goods rose to the current levels of $175,260 against previous balances of $37,998 in the third quarter of 2004. Management has determined that the amount of revenues and expenses estimated for the remainder of 2005 will increase progressively based upon the expansion of operations during the third quarter of 2005.

     During the year ended December 31, 2004, we generated revenues of $34,541 and incurred operating expenses of $787,587 including our cost of goods sold of $40,954. Our primary operating expenses for the year ended December 31, 2004, were payroll and related taxes and benefits ($230,417) and professional and consulting fees ($284,102). Since operations commenced in June of the year ended December 31, 2004, and no revenue was generated in 2003, there is no comparable data for the prior year period. These revenues were generated primarily from our catalog shopping cards and consulting services. Management has not yet determined the amount of revenues and expenses estimated for 2005, but anticipates that they will increase based upon the commencement of operations during 2004.

Liquidity and Capital Resources

     A primary source of operating capital for the quarter ended September 30, 2005, was from the sale of stock. The sale of stock was related to the offering opened in the third quarter of 2005, which offered up to 2,000,000 shares of our common stock at $1.00 per share to investors with a 50% additional warrant coverage offer, for maximum gross proceeds of $2,000,000 on the common stock and up to a maximum gross proceeds of $1,250,000 related to exercised warrants. We are currently in the process of an S-2 Registration, where some of the shares purchased in the offering will be registered under the Securities Act, while others may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

     As of September 30, 2005, cash totaled $330,025 as compared with $437,898 of cash at June 30, 2005, resulting in a decrease of $107,873 in cash and cash equivalents for the quarter ended September 30, 2005. The decrease in cash and cash equivalents was attributed to funding the operational expenses and cost of goods with cash proceeds of the private common stock offering. In the third quarter we used $332,741 cash in operations. For the comparable period in the prior year, we had cash totaling $967,180, while we used $378,897 cash in operations. As of December 31, 2004, cash totaled $974,658 as compared with no cash or cash equivalents at December 31, 2003. Cash used in operations was $634,648 during the year ended December 31, 2004. During the same period, cash flows used by investing activities decreased by $86,784 and cash flows from financing activities increased by $1,696,090. There were no comparable investing or financing activities for the same period last year, and since operations commenced in June of the year ended December 31, 2004, there is no material comparable operating data for the same period in the prior year.

     Working capital was $281,122 at September 30, 2005, as compared with working capital of $768,563 at September 30, 2004. This decrease in working capital was a result of using existing funds for operations and related expenses through cash proceeds from previous capital provided by the private offering proceeds to support the business during its startup and growth phase. Working capital was $867,953 at December 31, 2004, as compared with negative working capital of ($27,801) at December 31, 2003. This significant increase in cash flow from financing activities and working capital was a result primarily of gross proceeds from a private placement stock offering and proceeds from a convertible debenture which generated a total of $1,700,000 in cash during the year ended December 31, 2004. The offering of our common stock was conducted in the second, third and fourth quarters from approximately June through November 2004. We offered an aggregate of 2,000,000 shares at $.75 per share and realized gross proceeds of $1,500,000. The second working capital contributor was the debenture, issued on May 12, 2004. The Company issued a convertible debenture.
The debenture note was unsecured, bearing an interest rate of 10% per annum and was paid in full on December 15, 2004. At such time the accrued interest associated with the note was $11,726, bringing the total paid in full to $211,726, all of which was paid in converted common stock at the agreed upon conversion price of $0.75 cents per share.

Plan of Operations

     Since the end of the quarter September 30, 2005, and through December 31, 2005, the Company has generated gross proceeds of $462,500 from a private placement offering of its common stock and warrants, and the exercise of 12,500 of these warrants. The private offering commenced on September 20, 2005, and was terminated on December 31, 2005. We offered a maximum of 2,000,000 shares at $1.00 per share and issued one warrant for each two shares purchased. The warrants are exercisable at $1.25 per share, subject to discounts for early exercise, and expire on September 20, 2008. We generated $450,000 in gross revenues and issued 450,000 shares and 225,000 warrants, 12,500 of which have been exercised resulting in $12,500 additional revenue from the exercise. Proceeds from this private offering have continued to fund operations in the third and fourth quarters 2005 to support the growth of the business. Our monthly cash requirements are currently $84,700 per month as we continue to expand the number of employees and operations. Management estimates that future monthly cash requirements will fall to approximately $83,000. Management believes that with the funds from this offering, together with revenues generated from operations, we will have sufficient cash to satisfy existing operating cash needs and working capital requirements during and through February 2006. We intend to satisfy our cash requirements over the next twelve months by continuing to raise money through private equity funding and through cost containment and revenue growth with core card programs.

     We have not engaged in any research and development activities in the past and do not anticipate such activities in the future. Also, we do not anticipate the need to purchase or sell any significant equipment. It is anticipated that in the coming months we will add an additional two to three employees in the core financial services business and two to three in the call center operations business channel.

     Additionally, we may elect to compensate employees with equity incentives where possible and continue to utilize equity instruments to compensate all associates in efforts to minimize cash outlays. Management believes this strategy provides the ability to increase stockholder value as well as utilize cash resources more effectively.

     During future quarters we may seek additional funding to finance future acquisitions and growth. The amount and timing of such capital transactions is not yet known and will depend largely on our operating needs and the cost to acquire financial services and products companies. Our ability to secure this additional funding given present market conditions is uncertain, as is the financial effect any such funding may have on our capital structure or operating results.

Off-Balance Sheet Arrangements

     During the quarter ended September 30, 2005, we did not engage in any off-balance sheet arrangements.

Stock-Based Compensation

     In December 2004, the FASB issued Statement of Financial Accounting Standards (SFAS) No. 123 (Revised), Shared-Based Payment. This standard revises SFAS No. 123, APB Opinion No. 25 and related accounting interpretations and eliminates the use of the intrinsic value method for employee stock-based compensation. SFAS No. 123R requires compensation costs related to share based payment transactions to be recognized in the financial statements over the period that an employee provides service in exchange for award. Currently, the Company uses the revised fair value method of SFAS No. 123R to value share-based options granted to employees and board members. This standard requires the expensing of all share-based compensation including options, using the fair value based method.

                           BUSINESS AND PROPERTIES

Background and Overview

     Trycera Financial, Inc. was incorporated under the laws of the State of Nevada on May 10, 2000, under the name Whitelight Technologies, Inc. On June 14, 2004, we amended the articles of incorporation to change the name to Trycera Financial, Inc.

     Prior to May 2004, we had no operating history. In May 2004 we retained the services of new management and commenced our financial services and stored value products business. Our operations are in the startup phase of development.

     Based in Newport Beach, California, we are currently in the business of developing and marketing a suite of stored value and financial products and services. Stored value products are broadly defined as financial instruments where the value on the card has been prepaid, and where subsequent transactions decrease the value against the balance originally loaded onto the instrument. Our core operating business is centered upon developing and marketing a broad array of stored value products and services for persons without banking relationships and persons who are underserved by existing banking facilities. These stored value products and services include:

  *  Association-branded (MasterCard, Visa) prepaid debit cards;
  *  Co-branded prepaid debit products;
  *  Private label credit products;
  *  Online payment solutions;
  *  Financial management tools and support; and
  *  Credit improvement programs and strategies.

     We are developing stored value products and services to deliver prepaid financial tools, online payment solutions, financial management services, and credit improvement strategies and programs. These services will be delivered through the use of business partner infrastructure and distribution partner systems. Our stored value products and services can be customized to meet the changing requirements for specific customer demands.

     In addition to our core operations, we intend to actively target
additional financial services-related companies for acquisition.   In
November of 2004, we entered into an Asset Purchase Agreement with Signature Credit Corporation, a California corporation. The agreement evidenced the acquisition of virtually all of the assets of Signature, except its cash on hand and certain rights under excluded agreements. In addition, we assumed Signature's obligations under certain agreements. Signature distributed financial products consisting of its Classic Advantage Cards and the stored value MasterCards, and sold general merchandise on spending limits to holders of these cards. We have incorporated the ongoing business of Signature into our own business. In connection with the purchase of the assets of Signature, we entered into a ninety-day consulting agreement with Dave Margolin, the sole shareholder, officer, and director of Signature, to provide us access to Mr. Margolin's experience in regard to continuation of the business of Signature by us. Mr. Margolin has agreed to provide a maximum of 125 hours of consulting services per month. The agreement provides for a monthly fee to Mr. Margolin of $6,000 and a performance bonus equal to 20% of the monthly net profit received by us from inquiries by potential customers into the Signature website acquired by us or from active direct marketing solicitations by us, excluding direct sales at retail locations and sales to third party distributors. The consulting agreement may be extended for an additional ninety days by mutual consent of the parties.

     Management anticipates that such acquisitions would be funded primarily using our authorized, but unissued shares of common stock. We believe such acquisitions would provide additional stored value products or financial services, and/or augment our current staff.

Stored Value and Financial Products and Services

     Overview

     We are engaged in, or in the process of developing, two areas of focus, the first of which is to develop and implement programs either internally or for outside customers to market, service, and support stored value MasterCard and Visa branded debit and ATM cards. Our second core function is to develop and implement programs to market and service catalog shopping cards for our customers.

     Consumer Based Stored Value Products

     A stored value card, also commonly referred to as a prepaid card, is typically a credit card-sized piece of plastic encoded with certain consumer information and pre-loaded with a particular monetary value. Unlike credit cards, which draw their value from a line of credit, or debit cards, which draw their value from a checking account, the value on a prepaid card typically comes from money given to the company who markets and/or issues the card prior to its use. Prepaid cards take many forms, including gift cards that can be used at a specific merchant or mall, travel cards that can be used in the same way as travelers' checks, payroll cards that can be used to access one's wages, and "teen cards" that are marketed to those under 18 years to access funds their parents load onto the card. We intend to concentrate our efforts on developing customized programs and brands for clients who want to distribute prepaid cards through direct, non-retail channels or developing our own prepaid card programs which can likewise be marketed through direct, non-retail channels such as direct mail advertising or online advertising. We have developed and are marketing one prepaid card with our own branding and intend to launch a second card with our own brand during first quarter 2005. Although we have marketed our services to outside customers, we have not yet engaged any outside customers.

     Our services consist of the development of stored value products and include brand creation, consumer fees structuring, securing bank approvals, marketing materials production, and web site creation. Some of these services are performed by us in-house and some are outsourced to others. We will not provide card processing services which generally consist of set-up and maintenance of the card and cardholder funds, transaction authorization, processing, clearing and settlement of transactions, cardholder dispute resolution, regulatory compliance, security and fraud control, and activity reporting. These services will be performed for us by contract with a processing company. The prepaid cards will be issued by a financial institution authorized to issue Visa or MasterCards.

     Our first prepaid card product, the Trycera Financial MasterCard was launched in February 2005, and is marketed currently through online channels. This card was developed internally by us and not for an outside customer. Our second card, which we launched during the last week in March of 2005, is the Mi Dinero Y Mis Suenos prepaid MasterCard, which is a stored valued MasterCard that is marketed to the Hispanic community through our Mi Dinero website and through MRG Communications, a third party marketing company. We also anticipate marketing this product through direct mail advertising to Hispanic communities in the United States.

     We are also marketing our services to prospective customers who are located through leads generated from trade shows and conferences or from personal contacts of management, or through contacts made by management to selected companies. However, we have not entered into any arrangements or agreements with these potential customers for our services.

     We have entered into an exclusive, renewable service agreement with Galileo Processing, Inc. in which they have agreed to process all of our authorization and settlement transactions for our prepaid cards and to handle payments and adjustments to the cards. They will also maintain cardholder information, provide customer service, implement fraud control processes and procedures, and provide related services in connection with the prepaid cards. We are obligated to pay a minimum monthly fee for these services which is credited against the fees payable to them by us for each processing transaction. During the term of the agreement, Galileo is required to maintain in effect errors and omissions insurance in the aggregate amount of $2,000,000. The agreement may be terminated by either party if the other party becomes insolvent, if any of the representations or warranties made by the other party in the agreement are inaccurate, if new legal requirements are imposed on cards, if the issuing bank ceases to issue the pre-paid cards, or if Galileo loses its sponsorship with MasterCard as a certified third-party processor. In addition, Galileo may terminate the agreement if we fail to make our monthly minimum on our customer accounts.

     In connection with our processing agreement with Galileo, we have entered into a non- exclusive agreement with First Federal Savings Bank of Midwest, doing business as Meta Payment Systems, to issue to our customers the stored value Visa or MasterCards marketed by us. This agreement permits us to offer the prepaid cards which are issued by the bank. The design of the prepaid cards will be developed by us but will be subject to the bank's prior written approval. In addition to issuing the prepaid cards, the bank will be responsible for holding and retaining cardholder funds until the funds are used by the cardholders. The bank is also responsible for maintaining at its own expense a principal license with MasterCard, Visa, or any other card network system for which it issues prepaid cards. We have agreed to pay the bank a monthly minimum fee or a fee based on the monthly gross dollar value of card transactions, as well as transaction fees for PIN-based or ATM transactions. In return, the bank will distribute to us a percentage of the transaction fees collected from the card holders. The agreement requires us to maintain appropriate comprehensive general liability insurance, errors and omissions, and employee theft and dishonesty insurance policies with a limit of not less than $1,000,000 per occurrence. Either party may terminate the agreement for cause.

     Within our business model, retail distribution involves the sale of the stored value cards by us to a distributor, who in turn, will place the cards in a retail store for sale to the end consumer. Currently, we are seeking distributors for our products and have secured a contract from one distributor, MRG Communications. MRG Communications has agreed to represent our prepaid products to consumers by distributing product to retail channels that are represented by convenience stores and small chain grocery outlets with less than 100 locations nationwide. The end user, the consumer in this case, would be able to purchase the product in a retail establishment, and upon completion of the card activation process, be entitled to receive their stored value MasterCard in the mail within 7-10 business days. Upon receipt, the consumer can use the card anywhere MasterCard is accepted and they can add more funds at anytime either through the retailer or a variety of other methods, including direct deposit. Our role in this business cycle is that of a traditional wholesale company where we provide products to a distribution channel that are ultimately sold to a consumer. Once the consumer activates the stored value product, we begin a service relationship with that consumer where we ensure the cardholders account is adequately managed.

     We manage our customer accounts through a combination of daily electronic reporting and transaction monitoring, reviewing the card spending patterns, load volumes and spending frequency reports. We maintain a fully redundant dataset on a daily basis to ensure the storage and availability of data retrieval. Moreover, these reports outline fraud scenarios and report suspicious activity such as high dollar load transactions. In addition, we are beginning to subcontract personnel from our processor to review fraud transactions and cross check our internal controls and management systems to be certain that the maintenance of the cardholder accounts continues to be administered to the documented guidelines. As the number of outstanding cards increases, we anticipate that these functions would be outsourced to our processor.

     Catalog Shopping Cards

     With respect to our second core business, we own, distribute, and service two catalog shopping card portfolios under the brand names of Signature Credit and Tru Platinum. Both of our catalog shopping cards offer consumers an opportunity to buy goods and services out of designated catalogs without paying in full at the time of purchase. Consumers receive various catalogs from which they may elect to purchase products, or they may shop from one of our two web sites. In our catalog card sales cycle, a cardholder will purchase merchandise from a catalog by completing the required order forms and mailing in the down payment. This initial deposit covers the cost of goods, while future payments pay down the outstanding receivable balances for the catalog shopping cardholder and provide a profit source for our company. In most cases, the consumer is required to provide a down payment of between 20% and 50% of the purchase price, with the balance due in installments. These cards are marketed directly to consumers via direct mail and will be offered as a cross promotional offering to customers of our stored value products. We manage the marketing and design, customer service, and billing internally while we outsource the direct mail advertising and the fulfillment of products purchased by cardholders.
In the first quarter of 2005, we plan to launch multiple direct mail campaigns to expand the reach of our catalog shopping card network and grow the size of our customer base.

     We generated $23,987 in revenue from this channel in the year ended December 31, 2004, and are actively involved in the further development of this product and business segment. To date we have purchased mail lists from individual list brokers who specifically target niche market segments. We have then mailed customized offers through the US Postal Service to each individual on the list supplied by the brokers. Those individuals who favorably respond to the offers are then shipped a personalized catalog shopping card. In addition to the direct mail offerings, we have also developed and launched a website on the world wide web that specifically markets the catalog shopping card and the catalog products. The website is not currently marketed through postings on web traffic sites such as Google, Yahoo, or Excite. In fulfilling the orders associated with the revenues, we have spent approximately $20,000 to fulfill the membership acceptances and purchase orders through our mailings. In addition, we have spent an additional $74,000 in the direct mail marketing and online website placement for the support of the memberships.

     Under the current catalog shopping card operations, the target market consists of consumers with below average credit ratings. Upon acceptance of a catalog shopping card offer from us, the consumer pays a membership acceptance fee and receives a private name brand catalog shopping card along with the catalog or catalogs and/or website from which an individual can purchase products. The membership acceptance fees vary by the specifics of a given offer, but typically range from $49 to $79. In addition, the individual may elect to pay an expedited delivery fee, which is above the cost of the membership acceptance fee and is always offered at $15.

     As a feature of our catalog shopping products, we do not charge any interest rates to our customers on purchases from either the Tru
Platinum Card or the Signature Credit Classic Advantage Card. Any outstanding balances carried forward by our cardholders are done so on a principal only basis.

     Competition

     Although the retail based stored value industry is still in its infancy, considerable specialization has begun to occur with the end result delivering a competitive landscape that can be broken into three primary segments: open, PIN-based semi-open, and closed loop product offerings. Most segments are filled with unique competitors and an equally divergent collection of product offerings.

     The open segment of the market consists of a fragmented collection of association branded prepaid debit card products. The common trait within this product segment is that all products carry the Visa, MasterCard, American Express, or Discover brand on the front of the card giving the product category unparalleled payment acceptance. Examples of companies who compete within the space are Next Estate Communications, Net Spend, One Global Finance, and ITC Financial Services. Many of these companies share common traits including: well-developed proprietary infrastructure, substantial investment in internal IT resources, significant and/or continual venture capital backing, profitability, and direct relationships with the associations, such as Visa and MasterCard.

     Within the context of the stored value space, "PIN-based or semi-open loop" traditionally refers to a category of products that do not carry a major association branded (Visa, MasterCard, American Express, Discover) on the front of the card. These cards are affiliated with the Cirrus, Maestro, or Plus networks and are accepted as payment at debit-enabled merchant locations. Unlike an open loop product, a PIN-based product cannot be used for online commerce. Several dozen small companies have emerged in this semi-open segment, evolving from the precursor industry of prepaid phone cards. Included on the list would be companies such as Air Time Technologies, I2C, and Morgan Beaumont, among others.

     Closed-loop product offerings make up the largest collective segment of the stored value industry in terms of cards issued and transactional volume. Cards within this segment tend to be focused on specific use applications within a single organization or structure. The common trait among these products is that they carry no direct payment affiliation to the debit or credit network, and typically are designed as a replacement for paper gift certificates or in limited cases to access merchant specific online content. Common examples include: the

Starbucks gift card and Dave & Busters game card. There are several entrants within this space, most of which are competing only for their own gift card business. Notable providers within the space are Stored Value Systems, Value Link, AT&T, and others.

     There is a growing degree of competition among companies seeking to acquire interests in stored value and financial services companies such as those we may target for acquisition. A large number of established and well-financed entities, including large banking and financial institutions, stored value distributors and aggregators and venture capital firms, are active in acquiring interests in companies that we may find to be desirable acquisition candidates. Many of these entities have significantly greater financial resources, industry expertise and managerial capabilities than do we. Consequently, we may be at a competitive disadvantage in negotiating and executing possible acquisitions of these entities as competitors may have easier access to capital than do we. Although entrepreneur-founders of privately held stored value and financial services companies may place greater emphasis on the ease of access to capital than on obtaining the management skills and industry expertise that we can provide, management believes that it offers unique and attractive set of benefits, including the ability of the founders and management to preserve their business culture and identity while leveraging the strengths of an acquired company.

     In addition, each of the prospective acquired companies will undoubtedly face significant competition in their individual markets. We believe competition will continue to grow both from new entrants to the market as well as from existing participants, such as banks expanding the breadth of their services into the markets currently underserved.

     We believe that competition in the stored value products and services market is based upon the following factors:
  *  Addressing the needs of underserved and unbanked customers;
  *  Program flexibility for user-specific needs;
  *  Responsiveness to customer demands;
  * Easy product distribution access and usage (i.e. online, telephone, retail, etc);
  *  Stored value expertise;
  *  Brand recognition and geographic presence; and
  *  Price.

     It can be assumed that we and any acquired company will compete with numerous large companies that have substantially greater market presence and financial, technical, marketing and other resources than we have, such as Next Estate Communications, Net Spend, One Global Finance, WildCard Systems and ITC Financial Services. These competitors include
(i) large stored value product and service providers; (ii) national, regional and local networked retail prepaid service providers who have stored value services divisions; (iii) fully integrated on-line services companies; and (iv) major venture-backed stored value firms. Many of our competitors expanded their product and/or service offerings over the past year and increased their focus on new product development and delivery, thus increasing the number of organizations that are providing products and services similar to ours.

     As a result of continued competition, we expect to encounter product or pricing pressure, which in turn could result in reductions in the average selling price of our products and services. There can be no assurance that we will be able to offset the effects of any such price reductions through an increase in the volume of product sales, higher revenue from new products or services, cost reductions or otherwise. In addition, we believe that continuing awareness and expansion in the stored value products and services industry could result in increased price pressure and other competition in the industry.

     Regulatory Environment

     As the stored value industry continues to grow, we can expect regulatory oversight to expand accordingly. Currently, various states are investigating the feasibility of clarifying existing regulations for stored value products. Although there may be additional regulations at both the state and federal level, outlined below are the key risks associated with the stored value industry:

  * State laws: States such as Pennsylvania and Maryland are proactive in defining and regulating the stored value industry and serve as benchmarks for other states currently in the process of defining the regulatory aspects of the emerging industry. These laws are designed to protect consumers and regulate the legitimate businesses in conducting business in the stored value space. On a state-by-state basis, each state may elect to further refine the regulatory scope and enact new laws to manage stricter compliance in the growing stored value arena.

  * Money transmitter laws: Many states engage in the regulation of the transfer or transmittal of money. Oftentimes this type of transaction is regulated by the state banking authorities to ensure consumer protection. As stored value makes an increased presence in the transactional marketplace, it could be expected that further regulatory guidelines will be established to monitor industry compliance.

  * Patriot Act: This law was enacted by the United States' government to provide further investigative tools to Justice Department authorities attempting to prevent acts of terrorism. This legislative action is a potential risk for the stored value industry as new laws governing information collection could be further changed. Under the auspices of current law, the Patriot Act regulates the submission of appropriate personal identification for applications on all non-anonymous stored value products. As an extension of the Patriot Act, there is a subsequent Bank Secrecy Act, which may pose a future risk as the regulatory climate changes in response to further refining the existing laws.

     Intellectual Property

     We are committed to protecting our interests through the application of appropriate trademarks, patents or rights. Though we currently do not have any of the aforementioned protections, we are seeking such protections with regard to newly developed products in our consumer-based stored value and catalog shopping card business segments. As we further develop products, processes or methods, we will continue to actively pursue the necessary protections.

Strategic Acquisitions

     Management is seeking potential acquisition candidates.  In
November 2004, we closed an asset purchase agreement with a direct mail organization and continue to court potential acquisition targets based on the criteria outlined below. Aside from the asset purchase agreement, we currently have no other binding agreements.

     Selection Criteria for Acquisition Targets

     Prospective acquisitions will be selected for their profitability, product synergy, market position, and customer base and for their experienced management teams. We will attempt to negotiate acquisition terms which will limit financial risk to our shareholders by setting specific performance milestones in order for the target company's owners to receive full purchase consideration.

     Management intends to consider a number of factors prior to making any final decision as to whether to purchase a company or to participate in any specific business endeavor, none of which may be determinative or provide any assurance of success.

     Selection Process for Acquisitions

     The selection of a business opportunity in which to participate is complex and risky. Additionally, as we have only limited resources available to us, it may be difficult to find good opportunities. There can be no assurance that we will be able to identify and acquire any additional business opportunity based on management's business judgment.

     We are unable to predict the time as to when and if we may actually participate in any specific business endeavor. We anticipate that proposed business ventures will be made available to us through personal contacts of directors, executive officers and stockholders, professional advisors, broker dealers in securities, venture capital personnel, members of the financial community, attorneys, and others who may present unsolicited proposals. In certain cases, the Company may agree to pay a finder's fee or to otherwise compensate the persons who submit a potential business endeavor in which the Company eventually participates. Such persons may include our directors, executive officers, beneficial owners or our affiliates. In this event, such fees may become a factor in negotiations regarding a potential acquisition and, accordingly, may present a conflict of interest for such individuals. Our directors and executive officer have not used any particular consultants, advisors or finders on a regular basis to locate potential business opportunities.

     The possibility exists that we may acquire or merge with a business or company in which our executive officers, directors, beneficial owners or our affiliates may have an ownership interest. Our current policy does not prohibit such transactions. Because no such transaction is currently contemplated, it is impossible to estimate the potential pecuniary benefits to these persons.

Employees

     At January 6, 2006, we had twelve full-time employees, namely our CEO and President, Matt Kerper, our CFO, Bryan Kenyon, seven call center associates, and three other team members whose roles include: Director of Programs and Compliance, Director of Accounting and Consumer Products
Channel Support.   During the quarter ended December 31, 2005, we
reduced one staff member attributed to the call center operations. As we continue to develop our products and services, the number of employees will expand accordingly.

Facilities

     Our administrative offices and headquarters, consisting of approximately 1,500 square feet of office space, are located at 170 Newport Center Drive, Suite 210, Newport Beach, California. We sublease this office space from Cygni Capital LLC, a corporation affiliated with Eric Chess Bronk, one of our shareholders, on a three-year sublease for $3,695 per month. The sublease expires on September 6, 2007.

     We have entered into a sublease for approximately 1,400 square feet of office space in Honolulu, Hawaii for $2,396 per month. The sublease expires on October 1, 2006.

                              LEGAL PROCEEDINGS

     From time to time, we may become involved in various lawsuits and legal proceedings, which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have, individually or in the aggregate, a material adverse affect on our business, financial condition or operating results.

                                  MANAGEMENT

Current Management

     The following table sets forth as of January 6, 2006, the name, age, and position of our executive officers and directors:

                                                           Director
     Name                Age   Position(s)                  Since
     Matthew S. Kerper   31    CEO, President & Director    2004
     Bryan W. Kenyon     34    CFO                           --
     Alan Knitowski      36    Chairman                     2004
     Luan Dang           34    Director                     2004
     Randy Cherkas       43    Director                     2004

Directors are elected for a term of one year and until their successors are elected and qualified. Annual meetings of the stockholders, for the selection of directors to succeed those whose terms expire, are to be held at such time each year as designated by the Board of Directors. The Board of Directors has not selected a date for the next annual meeting of shareholders. Officers are elected by the Board of Directors, which is required to consider that subject at its first meeting after every annual meeting of stockholders. Each officer holds his office until his successor is elected and qualified or until his earlier resignation or removal.

     Set forth below is certain biographical information regarding our current executive officers and directors:

     MATTHEW S. KERPER was, from April 2002 until May 2004, Director of Wholesale Distribution and Director of Reseller Distribution for Next Estate Communications, a leading provider of prepaid MasterCard cards and stored value solutions. From April 2000 until January 2002 he was vice-president of electronic commerce for PayStar Corporation, a distributor of telecommunications and stored value products. From January 2000 until December 2000 he was vice-president of operations for PAIDCard, a company which developed a prepaid credit card. In 1999 he was CEO of Gut Boyz, Inc. which was a national distributor of causal apparel. In 1997, Mr. Kerper received a Bachelor of Science degree in Business Information Systems from the University of Phoenix and in 2001 he received his M.B.A. from Pepperdine University's Graziadio School of Business and Management.

     BRYAN W. KENYON, CFO was, from May 2002 until February 2004, Director of Financial Planning and Analysis for Next Estate Communications, a leading provider of prepaid MasterCard cards and stored value solutions. While in this position, he was responsible for company activities relating to financial planning and business analysis. In addition Mr. Kenyon served as the liaison for company-wide investor relations delivering business climate and financial performance summaries to key stakeholders. From February 2000 until May 2002 he was employed by Fluor Corporation, a global engineering, construction, and procurement organization, as Finance Manager for government services, Finance Manager for global IT, and Senior Financial Analyst. He had responsibility for management of people and processes, including line of business overhead, capital budgets, cost performance, and activity-based cost management. Prior to joining Fluor Corporation, Mr. Kenyon was employed by Baker Tanks in the role of Manager of Business Analysis from November 1998 until February 2000. While working at Baker Tanks, a niche market equipment rental and tank organization, Mr. Kenyon developed a broad knowledge base in fixed price and complex contract financing and retail pricing sensitivity modeling. Mr. Kenyon received his bachelor's degree in business administration/finance from California State University at Fullerton in 1994. He received his MBA from Pepperdine University in 2001.

     ALAN S. KNITOWSKI has been the chairman of our board since May 7, 2004. He has also served as chairman of the board of Caneum, Inc., a business process and information technology company, since June 11, 2003. Since November 2000 he has been involved in a number of companies in a number of ongoing capacities including: advisory board member of IntEnt Media Ventures, board member of Zentronix Pty Limited (Australia) and angel investor in privately held technology, media, biotechnology and energy companies. From August 2000 to July 2003 Mr. Knitowski was co-founder and board member of Telverse Communications, a next-generation advanced services ASP focused on wholesale communications services for carriers, service providers and value-added resellers, which was acquired by Level 3 Communications. From November 2000 to March 2003 Mr. Knitowski was Director of Marketing for the Voice Technology Group at Cisco Systems and was responsible for business, market and community development, including business planning and strategy for Cisco's global packet voice initiatives. In November 2000, Mr. Knitowski joined Cisco as part of the Vovida Networks acquisition, where he served as founder, President and CEO and led the company from idea conception in February 1999 through its eventual acquisition by Cisco.

     From December 2000 to October 2002 Mr. Knitowski was an investor and board member of vCIS, a proactive software behavior analysis and anti-virus security company, and helped negotiate and structure its acquisition by Internet Security Systems. Additionally, from April 1999 to October 2002 he was a founding board member of both the Open Multimedia Protocol Alliance and the International Softswitch Consortium, which were subsequently merged and scaled to nearly 200 companies prior to renaming itself to become the International Packet Communications Consortium in 2003. During his tenure at the consortium, Mr. Knitowski served as its Vice Chairman, Co-Chair of its Government Liaison Working Group and one of its external evangelists.

     Previously, Mr. Knitowski worked in various operational, line management and consulting roles with The Results Group, from June 1998 to February 1999; Nortel Networks, from August 1996 to June 1998; Hewlett-Packard, from May 1991 to September 1991; and the United States Army, from September 1991 to August 1996, where he served as an Airborne, Air Assault and Ranger qualified Captain in the Corps of Engineers both domestically and abroad. Mr. Knitowski received his Bachelor of Science degree in industrial engineering in 1991 from the University of Miami. He received his Master of Science degree in industrial engineering in 1992 from the Georgia Institute of Technology, and his MBA in 1999 from the Haas School of Business at the University of California at Berkeley. He has delivered and moderated general and executive sessions at various events and conferences within the communications industry and has appeared on both radio and television to discuss next-generation networking and packet voice.

     LUAN DANG is a private investor, Advisor to Trymetris Capital Mgt and Edgewater Network, and Director of Trycera Financial Inc. and Caneum Inc. Mr. Dang was a director of engineering for Cisco Systems from November 2000 until February 2005, overseeing the development of VoIP products and strategies and the next generation SIP call control. From February 1999 until November 2000 he co-founded and was employed by Vovida Networks, a software development firm for VoIP, as CTO and senior vice-president. From 1999 to 2002, Mr. Dang served as a member of the Technical Advisory Council for the International Softswitch Consortium, which has become the International Packet Communications Consortium. In addition to filing two telephony patents for voice-over-IP in 1999 and caller IP in 1998, he holds a patent on display screen management apparatus in 1997. Mr. Dang received his Bachelor of Science degree in computer science from the University of California at San Diego in 1992. He received his Masters of Science degree in computer science from Stanford University in 1996. Mr. Dang has been an honored speaker at national and international conferences in the telecom industry, including acting as Chairman of the Media Gateway Control 2000 Conference in La Defense, France.

     RANDY CHERKAS was a founder of GTS Prepaid, Inc., a distributor of prepaid products, and has been its president since its inception in April 2000. He was the president of Global Telecommunication Solutions, Inc., a telecommunications company, from September 1998 until November 1999, and was a director from February 1998 until November 1999. From February 1998 to August 1998, Mr. Cherkas served as chief operating officer for Global. Global Telecommunications Solutions, Inc. filed for bankruptcy in October 2000. In April 1994, Mr. Cherkas founded Networks Around the World, Inc. ("NATW") and served as its president until February 1998, when NATW was acquired by Global Telecommunication Solutions, Inc. He is a graduate of the University of Pennsylvania's Wharton School and received his Bachelor of Science degree in business in 1984. Mr. Cherkas is also a member of the board of directors and chairman of the Membership Committee for the International Prepaid Communications Association (IPCA), a trade association that serves the prepaid communications industry including: phone cards, wireless, and other prepaid telecommunications carriers and distributors. He has been involved in developing prepaid programs for such retail chains as A&P Supermarkets, Circle K, Wawa Food Markets, Sunoco and 7-Eleven, as well as promotional programs for MTV Networks, Pepsi, Kraft Foods and the Children's Miracle Network.

Board Committees and Advisors

     In May 2004 our board created an Audit Committee and a Compensation Committee. Randy Cherkas and Luan Dang currently serve on each committee. Mr. Cherkas is chair of the audit committee and Mr. Dang is chair of the compensation committee. Our board of directors has determined that we do not have an audit committee financial expert serving on our Audit Committee. Our board has determined that the need for an audit committee financial expert during our initial phase of operations does not warrant the expense to retain such an expert.

     In May 2004 the Board of Directors established an advisory board to assist management in its business goals. Jason Daggett was appointed to the advisory board as its initial member. As compensation to him for accepting this appointment, we issued him 140,000 shares.

     On July 28, 2004, the Board of Directors created a Disclosure Committee composed of our President, Chairman, and CFO. The purpose of the Disclosure Committee is to assist our principal executive officer and the principal financial officer in fulfilling their responsibility for oversight of the accuracy and timeliness of disclosures made by us in our period reports.

Stockholder Communications

     We do not have a standing nominating committee; recommendations for candidates to stand for election as directors are made by the Board of Directors. Our current policy is to permit security holders to recommend candidates for election as directors and to provide for a process for stockholders to send communications to the Board of Directors. Stockholders may send communications to the Board of Directors by contacting our President, Mr. Kerper, in one of the following ways:
  *  In writing at 170 Newport Center Drive, Suite 210, Newport Beach,
     CA  92660;
  *  By e-mail at mkerper@trycera.com

     The President will submit each communication received to the Board of Directors at the next regular meeting.

Certain Relationships and Related Transactions

     We have had a number of related party transactions which may not have been on terms as favorable as with unrelated parties. As a start-up venture, we have engaged in a significant number of transactions with related parties that may not be deemed to have been at arm's length, including the following:
  * On May 12, 2004, we borrowed $200,000 from Trymetris Capital Fund I, LLC pursuant to the terms of a six-month 10% convertible debenture which we issued for the loan. The debenture was convertible at $0.75 per share. We also issued 100,000 shares of common stock as additional consideration for the loan and granted demand registration rights for the shares. The Fund is managed by Trymetris Capital Management, LLC. Alan S. Knitowski, our Chairman, is one of two managing members of this entity and holds an ownership interest in the Fund. Jason Daggett, a member of our advisory committee and a shareholder named in Item 11 above, is the other managing member of this entity. On December 15, 2004, the loan was converted by the Fund and we issued 282,302 shares in the conversion as full satisfaction of the amount owed pursuant to the debenture.
  * On May 10, 2004, we entered into a renewable one-year joint consulting agreement with Cygni Capital LLC and Ecewa Capital LLC in which we agreed to pay $10,000 every thirty days for the services and, during the initial term, a finder's fee equal to 8% of any transaction plus five-year warrants to purchase shares equal to 8% of the securities subject to the transaction. The agreement with Cygni Capital was terminated on December 31, 2005. We also granted to Ecewa five-year options to purchase 125,000 shares exercisable at the following prices: 31,250 at $0.25 per share; 31,250 at $0.45 per share; 31,250 at $0.65 per share; and 31,250 at
     $0.85 per share. These options vest at the rate of 1/12th per quarter fro each quarter our revenue exceeds the previous quarter and/or 1/12th for each $250,000 in aggregate gross revenue we have achieved since our inception. Mr. Knitowski, our Chairman, is the president of Ecewa Capital.
  * From November 2001 until March 2004, we borrowed $8,731 from Cygni Capital LLC. Eric C. Bronk, the sole director and president of our company at the time, was president of Cygni Capital at the time of the loans. Mr. Bronk resigned as an officer and director of our company on May 7, 2004. The loans were repaid by us on May 18, 2004.
  * From May 2000 until June 2003, we borrowed $20,123 from Rigel Funds Management, Ltd. Eric C. Bronk, the sole director and president of our company at the time, was a director of this entity. The loans were repaid by us on May 18, 2004.
  * On May 24, 2004, Cygni Capital leased approximately 1,478 square feet of office space and sublet the space to us for $3,695 per month. On May 27, 2004, we granted to Cygni Capital options to purchase 125,000 shares for prior consulting services. These options are exercisable at $0.25 for the first 31,250, $0.45 for the next 31,250, $0.65 for the next 31,250, and $0.85 for the next 31,250. Jason Daggett, a member of our advisory committee and a shareholder named in Item 11 above, was an owner member of Cygni Capital at the time the lease was negotiated and the options granted.

These transactions may not have been or may not be on terms as beneficial as could be obtained from unrelated parties. In addition, the related parties may have interests that differ from those of other investors. We may engage in additional related party transactions in the future on less favorable terms than those offered by unrelated parties. These related party transactions would favor the interests of the related parties over those of the other stockholders.

Indemnification

     Nevada law expressly authorizes a Nevada corporation to indemnify its directors, officers, employees, and agents against liabilities arising out of such persons' conduct as directors, officers, employees, or agents if they acted in good faith, in a manner they reasonably believed to be in or not opposed to the best interests of the company, and, in the case of criminal proceedings, if they had no reasonable cause to believe their conduct was unlawful. Generally, indemnification for such persons is mandatory if such person was successful, on the merits or otherwise, in the defense of any such proceeding, or in the defense of any claim, issue, or matter in the proceeding. In addition, as provided in the articles of incorporation, bylaws, or an agreement, the corporation may pay for or reimburse the reasonable expenses incurred by such a person who is a party to a proceeding in advance of final disposition if such person furnishes to the corporation an undertaking to repay such expenses if it is ultimately determined that he did not meet the requirements. In order to provide indemnification, unless ordered by a court, the corporation must determine that the person meets the requirements for indemnification. Such determination must be made by a majority of disinterested directors; by independent legal counsel; or by a majority of the shareholders.

     Article VI of our bylaws provides that we shall indemnify our directors, officers, and agents to the full extent permitted by the laws of the State of Nevada.

     Pursuant to the terms of our employment agreements with Messrs Kerper and Kenyon, our President and CFO, respectively, we have agreed to indemnify each party if he is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he is or was a director, officer or employee of our company, or is, or was, serving at our request as a director, officer, member, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise. We have also agreed to advance all reasonable costs and expenses incurred by either party in connection with any such proceeding, provided that the party undertakes to repay the amount of such advance if it is ultimately be determined that he was not entitled to be indemnified against the costs and expenses.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                            EXECUTIVE COMPENSATION

Compensation of Executive Officers

     Summary Compensation Table. The following table sets forth information concerning the annual and long-term compensation awarded to, earned by, or paid to the named executive officers for all services rendered in all capacities to our company for the years ended December 31, 2005, 2004, and 2003:

                          SUMMARY COMPENSATION TABLE
                                                                        Long-Term Compensation
                               Annual Compensation                  Awards                 Payouts
                        ----------------------------------  ----------------------  ---------------------
                                                                        Securities
                                                 Other      Restricted  Underlying
    Name &                                      Annual        Stock      Options/    LTIP     All Other
   Principal             Salary     Bonus     Compensation   Award(s)      SARS     Payouts  Compensation
   Position       Year    ($)        ($)          ($)          ($)         (#)        ($)        ($)
----------------  ----  --------  ----------  ------------  ----------  ----------  -------  ------------
Matthew S. Kerper 2005  $120,000  $42,000(1)       0            0             0        0          0
CEO               2004  $120,000      0        $10,000(2)       0        1,000,000     0          0
                  2003      0         0            0            0             0        0          0

Bryan W. Kenyon   2005  $100,000  $25,000(3)    $7,984(4)       0         200,000(6)   0          0
CFO               2004  $100,000      0         $6,000(5)       0          750,000     0          0
                  2003      0         0            0            0             0        0          0
__________

     (1) On December 30, 2005, our Compensation Committee granted a bonus of 42,000 shares of our common stock to Mr. Kerper for service under his employment agreement for his initial year of service from May 10, 2004, through May 9, 2005. The shares vested on January 4, 2006. The value of the shares was determined by the committee to be $1.00 per share.
     (2) On May 11, 2004, the board issued 1,000,000 shares of common stock to Mr. Kerper as consideration for accepting appointment as an officer and director of the company. These shares were valued at $0.01 per share.
     (3) On December 30, 2005, our Compensation Committee granted a bonus of 25,000 shares of our common stock to Mr. Kenyon for service under his employment agreement for his initial year of service from June 7, 2004, through June 6, 2005. The shares vested on January 4, 2006. The value of the shares was determined by the committee to be $1.00 per share.
     (4) Mr. Kenyon's other annual compensation consists of a $307 per pay period adjustment for healthcare.
     (5) On May 11, 2004, the board issued 600,000 shares of common stock to Mr. Kenyon as consideration for accepting appointment as an officer and director of the company. These shares were valued at $0.01 per share.
     (6) On December 30, 2005, our Compensation Committee granted 200,000 stock purchase options to Mr. Kenyon. The options are exercisable at $1.00 per share and vest at the rate of 1/16th per quarter for each quarter our revenue exceeds the previous quarter of revenue starting first quarter 2006, independent of whether the revenue is generated from acquisition or non-acquisition business activities.


     Option Grants Table. The following table sets forth information concerning individual grants of stock options to purchase our common stock made to the executive officers named in the Summary Compensation Table during the fiscal year ended December 31, 2005. These grant of stock options are carried forward from the fiscal year ended December 31, 2004.

                      OPTIONS GRANTS IN LAST FISCAL YEAR
                             (Individual Grants)

                      Number of securities   Percent of total
                       underlying options   options granted to  Exercise or
                            granted         employees in last   base price
Name                          (#)              fiscal year       ($/Share)   Expiration date
--------------------  --------------------  ------------------  -----------  ---------------
Matthew S. Kerper           250,000               37%              $0.25      May 27, 2009
                            250,000                                $0.45
                            250,000                                $0.65
                            250,000                                $0.85
Bryan W. Kenyon             187,500               28%              $0.25      May 27, 2009
                            187,500                                $0.45
                            187,500                                $0.65
                            187,500                                $0.85


Aggregated Option Exercises and Fiscal Year-End Option Value Table. The following table sets forth certain information regarding stock options exercised during the fiscal year ended December 31, 2005, and held as of December 31, 2005, by the executive officers named in the Summary Compensation Table.

               AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                      AND FISCAL YEAR-END OPTION VALUES

                                                    Number of Securities
                                                        Underlying       Value of Unexercised
                                                    Unexercised Options  In-the-Money Options
                                                     at Fiscal Year-      at Fiscal Year-End
                                                          End(1)              End($)(1)
                                                    ------------------  ----------------------
                     Shares acquired  Value           Exercisable/           Exercisable/
       Name          on exercise (#)  realized ($)    Unexercisable          Unexercisable
-------------------  ---------------  ------------  ------------------  ----------------------
Matthew S. Kerper          -0-            -0-        666,667/333,333     $666,667/$333,333 (1)
Bryan W. Kenyon            -0-            -0-        500,000/250,000     $500,000/$250,000 (1)

     (1) At December 31, 2005, there was no public trading market for our common stock. The fair market value of the shares underlying the unexercised options is computed for purposes of this table at $1.00 per share based on the last sale price of our shares in the latest non-public offering of our stock ended December 31, 2005. The last one-quarter of the options granted to Messrs Kerper and Kenyon would have been in-the-money options at year-end.

Employment and Consulting Contracts

     On May 27, 2004, the Compensation Committee approved employment agreements and compensation for Matthew S. Kerper as President and for Bryan Kenyon as CFO. The following description sets forth the material individual terms of these agreements:

  * Matthew S. Kerper. The initial period of the employment agreement for Mr. Kerper is three years beginning May 10, 2004. He is required to devote his full time to the business of the company. His base salary is $120,000 per annum. He received a signing bonus of 1,000,000 post-split shares, which were previously issued by the Board of Directors on May 7, 2004, and options to purchase 1,000,000 post-split shares as additional compensation for entering into the agreement.

  * Bryan Kenyon. The initial period of the employment agreement for Mr. Kenyon is three years beginning May 26, 2004. He is required to devote his full time to the business of the company. His base salary is $100,000 per annum. He received a signing bonus of 600,000 post-split shares, which were previously issued by the Board of Directors on May 7, 2004, and options to purchase 750,000 post-split shares as additional compensation for entering into the agreement.

     Each of the employment agreements contains the following provisions which apply to each of the parties:

  * The options were granted pursuant to our 2004 Stock Option/Stock Issuance Plan.

  * The exercise price of the options granted to the employees is $0.25 of the first quarter of the options granted; $0.45 for the next quarter; $0.65 for the next quarter; and $0.85 for the final quarter granted.

  * The options granted to the employees shall vest as follows: 1/12th per quarter for each quarter of company revenue exceeding the previous quarter of revenue since his date of hire, independent of whether the revenue is generated from acquisition or non-acquisition business activities, 1/12th for each $250K in aggregate gross revenue growth from the day he commences work at the company, at the three year six month anniversary of his employment with the company, and/or immediately in the event of a Corporate Transaction, as defined in the 2004 Stock Option/Stock Issuance Plan.

  * Mr. Kerper is eligible to receive an annual performance bonus between 25% and 100% of the then applicable base salary upon achievement of annual performance objectives payable either in cash or stock. Mr. Kenyon is eligible to receive an annual performance bonus between 10% and 50% of the then applicable base salary upon achievement of annual performance objectives payable either in cash or stock.

  * Each employee, together with his spouse and dependents, is entitled to participate in any employee benefit plans maintained by the Company of general applicability to other senior executives, including, without limitation, group medical, dental, vision, disability, life insurance, flexible-spending account, 401(k) and other plans.

  *  The employee is entitled to three weeks paid vacation per year.

  * Each agreement contains customary termination and confidentiality provisions.

     On December 30, 2005, our Compensation Committee granted 42,000 shares to Mr. Kerper and 25,000 shares to Mr. Kenyon as bonuses for the initial years of each person's employment contract. The committee also granted to Mr. Kenyon four-year options to purchase up to 200,000 shares of our common stock at $1.00 per share. The options vest at the rate of 1/16th per quarter for each quarter our revenue exceeds the previous quarter of revenue starting first quarter 2006, independent of whether the revenue is generated from acquisition or non-acquisition business activities.

Compensation of Directors

     Standard Arrangements for Outside Directors. Directors are permitted to receive fixed fees and other compensation for their services as directors, as determined by our board of directors. The board has adopted a policy to compensate non-employee directors. Each such director receives options for each year of service. At the commencement of each year of service as a non-employee director, the person receives options to purchase 25,000 shares. The options are exercisable at market value on the date of grant based upon the average closing bid price for the ten trading days immediately preceding appointment or the anniversary date. The board also grants annual options to purchase 10,000 shares for these directors to serve on a committee of the board, and 5,000 shares to chair the committee. These options vest as to 25% of the options per quarter, starting on the date of grant. They expire five years from the date of grant.

     Pursuant to our standard arrangements for outside directors, on May 27, 2005, our board of directors granted to Alan S. Knitowski and Luan Dang, two of our outside directors, stock options to purchase 50,000 shares each. These options were granted in connection with their appointments as directors and for their appointments to the audit and compensation committees, and as chairmen of committees. The options were granted pursuant to our Stock Option/Stock Issuance Plan. The options are exercisable at $0.75 per share and expire five years from the date of grant. The options vest at the rate of 25% at the end of each three-month period from the date of grant.

     Also pursuant to our standard arrangements for outside directors, on September 14, 2005, our board of directors granted to Randy Cherkas, one of our outside directors, stock options to purchase 50,000 shares. These options were granted in connection with his appointment as a director and for his appointment to the audit and compensation committees, and as chairman of the audit committee. The options were granted pursuant to our Stock Option/Stock Issuance Plan. The options are exercisable at $0.75 per share and expire five years from the date of grant. The options vest at the rate of 25% at the end of each three-month period from the date of grant.

     Other Arrangements. On May 11, 2004, the board issued 1,000,000 shares of common stock to Mr. Kerper as consideration for accepting appointment as an officer and director of the company. These shares were valued at $0.01 per share. On May 11, 2004, the board issued 600,000 shares of common stock to Mr. Kenyon as consideration for accepting appointment as an officer of the company. These shares were valued at $0.01 per share. On May 11, 2004, the board issued 410,000 shares of common stock to Mr. Bronk as a bonus for his prior services, including his services as a director from March 23, 2000, until his resignation on May 7, 2004. These shares were valued at $0.01 per share.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information furnished by current management concerning the ownership of the common stock of our company as of January 6, 2006, of (i) each person who is known to us to be the beneficial owner of more than 5 percent of the common stock; (ii) all directors and executive officers; and (iii) our directors and executive officers as a group:

                                   Amount and Nature
Name and Address                   of Beneficial
of Beneficial Owner                Ownership (1)            Percent of Class

Matthew S. Kerper                  1,708,667(2)             24.85%
170 Newport Center Drive
Suite 210
Newport Beach, CA   92660

Bryan Kenyon                       1,125,000(3)             16.36%
170 Newport Center Drive
Suite 210
Newport Beach, CA   92660

Alan Knitowski                       992,083(4)             14.43%
170 Newport Center Drive
Suite 220
Newport Beach, CA   92660

Luan Dang                            679,000(5)              9.87%
170 Newport Center Drive
Suite 210
Newport Beach, CA   92660

Randolph Cherkas                     129,167(6)              1.88%
7 Leeds Road
Moorestown, NJ   08057

Executive Officers and             3,024,332                67.38%
Directors as a Group
(5 Persons)

Jason Daggett                        650,635(7)              9.46%
Trymetris Capital Fund I, LLC
4080 Paradise Road, #15168
Las Vegas, NV   89109

Trymetris Capital Fund I, LLC        552,302(8)              8.03%
170 Newport Center Drive
Suite 220
Newport Beach, CA   92660
__________
     (1) Unless otherwise indicated, this column reflects amounts as to which the beneficial owner has sole voting power and sole investment power. At December 31, 2005, we had 6,876,802 shares outstanding.
     (2) Mr. Kerper holds vested options to purchase 666,667 shares which are exercisable within sixty days. The shares underlying these options are included in the table and are considered to be outstanding for purposes of computing the percentage interest held by Mr. Kerper.
     (3) Of the shares beneficially owned by Mr. Kenyon, 90,000 are held of record by his children's trust controlled by Mr. Kenyon. Mr. Kenyon holds vested options to purchase 500,000 shares which are exercisable within sixty days. The shares underlying these options are included in the table and are considered to be outstanding for purposes of computing the percentage interest held by Mr. Kenyon.
     (4) Of the shares beneficially owned by Mr. Knitowski, 852,500 are held of record by a family trust controlled by Mr. Knitowski, and 67,500 by an IRA. Mr. Knitowski also holds vested options to purchase 56,250 shares which are exercisable within sixty days. A company of which Mr. Knitowski is the president, holds vested options to purchase 83,333 shares which are exercisable within sixty days. The shares underlying these options are included in the table and are considered to be outstanding for purposes of computing the percentage interest held by Mr. Knitowski.
     (5) Mr. Dang holds vested options to purchase 75,000 shares which are exercisable within sixty days. The shares underlying these options are included in the table and are considered to be outstanding for purposes of computing the percentage interest held by Mr. Dang.
     (6) Mr. Cherkas holds vested options to purchase 62,500 shares which are exercisable within sixty days. The shares underlying these options are included in the table and are considered to be outstanding for purposes of computing the percentage interest held by Mr. Cherkas.
     (7) Of the shares beneficially owned by Mr. Daggett, 552,302 are owned by Trymetris Capital Fund I, LLC, for which Mr. Daggett has voting control over these shares and any investment by the fund in Trycera shares. An additional 65,000 shares are held in the name of two separate corporations owned and controlled by Mr. Daggett. In addition, Mr. Daggett holds vested options to purchase 33,333 shares which are exercisable within sixty days. The shares underlying these options are included in the table and are considered to be outstanding for purposes of computing the percentage interest held by Mr. Daggett.
     (8) These shares are held of record in the name of the fund, but are voted by Mr. Daggett, and therefore are also included the shares beneficially owned by him above.

2004 Stock Option/Stock Issuance Plan

     On May 11, 2004, our Board of Directors adopted the 2004 Stock Option/Stock Issuance Plan. Our shareholders approved the plan effective June 14, 2004. The purpose of the plan is to provide eligible persons an opportunity to acquire a proprietary interest in our company and as an incentive to remain in the service of the company.

     There are 5,000,000 shares of common stock initially authorized for nonstatutory and incentive stock options and stock grants under the plan, which are subject to adjustment in the event of stock splits, stock dividends, and other situations.

     The plan is administered by our Compensation Committee, which is composed of Luan Dang and Randy Cherkas, two of our directors.

     Participants in the plan are to be selected by the plan administrator which is currently our Compensation Committee. The persons eligible to participate in the plan are as follows: (a) employees of our company and any of its subsidiaries; (b) non-employee members of the board or non-employee members of the Board of Directors of any of its subsidiaries; and (c) consultants and other independent advisors who provide services to our company or any of its subsidiaries. Options may be granted, or shares issued, only to consultants or advisors who are natural persons and who provide bona fide services to our company or one of its subsidiaries, provided that the services are not in connection with the offer or sale of securities in a capital-raising transaction, and do not directly or indirectly promote or maintain a market for our securities.

     The plan will continue in effect until all of the stock available for grant or issuance has been acquired through exercise of options or grants of shares, or until May 1, 2014, whichever is earlier. The plan may also be terminated in the event of certain corporate transactions such as a merger or consolidation or the sale, transfer or other disposition of all or substantially all of our assets.

     Stock option awards under the plan consist of nonstatutory stock options (NSOs) and incentive stock options (ISOs). ISOs may be granted only to employees of our company or one of its subsidiaries.

     The purchase price under each option is established by the plan administrator, but in no event will it be less than 100% of the fair market value of our common stock for ISOs and 85% for NSOs. The price applicable to any option holder who holds more than 10 percent of our outstanding common stock will be 110% percent of fair market value. The aggregate exercise price, plus applicable taxes, are due and payable in cash or check on the date of the exercise of an option. However, the plan administrator may permit payment of the total amount due by a full-recourse, interest-bearing promissory note; payroll deductions in installments; shares of common stock valued at fair market value on the date of exercise of the option; or through a special sale and remittance procedure through a designated brokerage firm.

     The plan administrator will fix the terms of each option, but no option can be granted for a term in excess of 10 years. The term of such an option will not be longer than five years in the case of any option holder who holds, on the date of the grant of an ISO, more than 10% of our outstanding common stock. Upon termination of services, the option holder will have a limited time in which to exercise vested options. The plan administrator will not impose a vesting schedule upon any options granted which provides for exercise of an option for less than 20 percent of the shares subject to the option and with an initial installment for vesting which is fixed for a longer period than one year from the date of grant of the option.

     During the lifetime of the person to whom an option has been granted, only that person has the right to exercise the option and that person cannot assign, encumber or transfer any right to the option.
Upon the death of the person to whom an option has been granted, the option may be exercised only by those persons who inherit from the holder of the option by will or under the applicable laws of descent and distribution.

     The plan administrator has the authority, with the consent of the option holder affected, to cancel outstanding options and to grant in substitution therefore new options covering the same or a different number of shares of common stock at an exercise price per share based upon the fair market value per share of such stock on the date of the grant of a new option.

     At the discretion of the plan administrator, the consideration provided for the issuance of shares of common stock under the stock issuance plan will be satisfied in one or more of the following ways, or combinations thereof: (a) in cash or check payable to us; (b) issuing of a full-recourse promissory note; (c) payroll deductions in installments; (d) past services rendered to us or one of our subsidiaries; or (e) the agreement of a participant to accept employment and the undertaking and performance of services with or to us or one of our subsidiaries.

     Stock issued under the stock issuance plan may vest immediately or upon terms established by the plan administrator, provided that at least 20 percent of the total shares subject to a vesting schedule will fully vest in each calendar year on the anniversary date of the issuance of the shares.

     Irrespective of whether a participant's shares are vested or are held in escrow, a participant to whom shares under the stock issuance plan have been issued will have the right to vote those shares and to receive any regular cash dividends paid on those shares.

     If employment with or service to us terminates for whatever cause at a time when the participant holds unvested shares issued under the stock issuance plan, those shares will be immediately surrendered to us and cancelled. In the event the participant paid for the shares surrendered in cash or cash equivalent, the amount of that consideration will be repaid. In the event that the participant furnished a promissory note in payment of shares surrendered, the remaining balance of that note attributable to the surrendered shares will be cancelled. In the sole discretion of the plan administrator, the surrender and cancellation of any unvested shares issued under the stock issuance plan may be waived at any time by the plan administrator subject to such terms and conditions or on no terms and conditions as the plan administrator may determine.

Equity Compensation Plan Information

     The following table sets forth as of the most recent fiscal year ended December 31, 2005, certain information with respect to compensation plans (including individual compensation arrangements) under which our common stock is authorized for issuance:

                             SELLING STOCKHOLDERS

     This prospectus relates to the offer and sale of 3,694,637 shares of our common stock by the selling stockholders identified below.
Except as noted below, none of the selling stockholders is, or has been during the last three years, affiliates of ours. The selling stockholders will determine when they will sell their shares.  Although we have agreed to pay the expenses related to the registration of the shares being offered, we will not receive any proceeds from the sale of the shares by the selling stockholders. The following table sets forth certain information regarding the beneficial ownership of our common stock as of the date of this prospectus by each of the selling stockholders:
                                                              Number
                                                              of Shares
                                        Number     Number     Beneficially
                                        of Shares  of Shares  Owned After
Name                                    Owned      Offered    Offering(1)
----                                    ---------  ---------  -----------
Stephen M. Anderson Trust                  66,667     66,667       -0-
BDR Showalter(2)                           50,000     50,000       -0-
Eric Chess Bronk(3)                       235,000    235,000       -0-
Trien & Nancy Bui                          66,667     66,667       -0-
Camellia Thu Dang 2000 Trust               27,000     27,000       -0-
Dac & Yung Cao                             33,333     33,333       -0-
Lynn Carlson(4)                            20,000     20,000       -0-
Casey Family Trust                         32,000     32,000       -0-
Randolph Cherkas(5)                        66,667     66,667       -0-
Choy Trust                                 25,000     25,000       -0-
Continental American Resources             25,000     25,000       -0-
The James Curtis & Carrie Anne Stratton
  Revocable Living Trust                   25,000     25,000       -0-
Hang Thi Dang                             267,000    267,000       -0-
Uyen-Chi Dang                              27,000     27,000       -0-
Dang 2000 Children's Trust                 54,000     54,000       -0-
Erian Feig                                 10,000     10,000       -0-
Fleming Securities Corporation Ltd.        90,000     90,000       -0-
Michael & Judith Karmelich Living Trust    25,000     25,000       -0-
Geneva Tran Dang 2000 Trust                27,000     27,000       -0-
Joe Glenn                                  25,000     25,000       -0-
Jackie Lee & Glenn Huang                   25,000     25,000       -0-
Wanda Hudson                               12,500     12,500       -0-
Jardine McManus Murphy & Moore             60,000     60,000       -0-
JEMM Venture Holdings, Ltd.                15,000     15,000       -0-
Knitowski Children's Trust                 85,000     85,000       -0-

Alan Knitowski IRA(7)                      67,500     67,500       -0-
Kudo Trust                                 25,000     25,000       -0-
Chok Leong Lam                             33,000     33,000       -0-
Victor Lee                                  3,750      3,750       -0-
Nancy Leichter                              5,000      5,000       -0-
Gary Ligouri                               66,667     66,667       -0-
Dave Margolin(8)                          108,750     33,750       -0-
George Mariscal                            10,000     10,000       -0-
Brittany Mason                             25,000     25,000       -0-
Donald Mason                               66,667     66,667       -0-
MCB Trust                                 110,000    110,000       -0-
Jason B. Mitchell                          17,000     14,000      3,000
Mitchell Family 1998 Revocable
  Living Trust                             20,000     20,000       -0-
Robert F. Mitro Living Trust              274,000    274,000       -0-
Suki Mudan                                  5,000      5,000       -0-
Stephen Murphy                             10,000     10,000       -0-
Cuong Ngo                                 100,000    100,000       -0-
Minh Nguyen                               100,000    100,000       -0-
Tho H. Nguyen                              66,667     66,667       -0-
Blaine Ott                                 25,000     25,000       -0-
John J. & Joan M. Pellak                   25,000     25,000       -0-
Jeff Petix                                 10,000     10,000       -0-
Gus Poulos                                  2,500      2,500       -0-
Donald J. Regan                            10,000     10,000       -0-
Rigel Funds Management Ltd.(9)             50,000     50,000       -0-
Julia K. Sevier                            10,000     10,000       -0-
Hsin-Tsan Grace & Ming-Chien Shan          25,000     25,000       -0-
Frank A. Squilla                           10,000     10,000       -0-
Carl Suter                                 25,000     25,000       -0-
Damon Suter                                25,000     25,000       -0-
Suter GC Trust(10)                         10,000     10,000       -0-
Transwest Equities LLC                     25,000     25,000       -0-
Hoan Tran                                 133,333    133,333       -0-
Trymetris Capital Fund LLC(11)            552,302    552,302       -0-
Anthony & Christina Tse                    34,000     34,000       -0-
Ronald Vance(12)                           75,000     75,000       -0-
Douglas Wadkins                            66,667     66,667       -0-
Gene Witkin                                25,000     25,000       -0-
James Liu & Winnie Wong                    25,000     25,000       -0-
William Yotty                              25,000     25,000       -0-
                                        ---------  ---------  ---------
     Totals                             3,697,637  3,694,637      3,000
                                        =========  =========  =========
__________
     (1)  Assumes all of the shares offered are sold.
     (2) Mr. Daggett, the president and owner of this entity, has served as a member of our advisory board since May 11, 2004. Mr. Daggett is also a member of Cygni Capital LLC, an entity which provides office space, office services, and consulting services to us.
     (3) Mr. Bronk was a founder of our company. He was a director from the organization of the company on May 10, 2000, until May 7, 2004. He served as president and treasurer from May 10, 2000, until May 7, 2004. Mr. Bronk is the president of Cygni Capital LLC, an entity which subleases office space to us on a month-to-month basis for $3,695 per month and, with Mr. Knitowski's company, provides consulting services to us for $10,000 per month pursuant to a consulting agreement dated May 10, 2004. Mr. Bronk personally guaranteed this lease, for which we granted him five-year options to purchase 50,000 shares. These options are exercisable at $0.25 for the first 12,500, $0.45 for the next 12,500, $0.65 for the next 12,500, and $0.85 for the next 12,500. From
December

2002, until May 2004, Cygni Capital loaned $8,729 to us for operating expenses. These loans were repaid on May 18, 2004. On May 27, 2004, we granted to Cygni Capital options to purchase 125,000 shares for consulting services performed prior to the current consulting agreement. These options are exercisable at $0.25 for the first 31,250, $0.45 for the next 31,250, $0.65 for the next 31,250, and $0.85 for the next 31,250. Mr. Bronk is also a director of Rigel Funds Management, Ltd., one of our selling shareholders.
     (4) Ms. Carlson served as a vice-president and secretary from May 10, 2000, until May 7, 2004. She has served as assistant secretary since May 7, 2004.
     (5) Mr. Cherkas has served as a director of our company since September 14, 2004. He also chairs our audit committee and is a member of our compensation committee. As a director and member of our committees, he received options on September 14, 2004, to purchase 50,000 shares exercisable at $0.75 per share and he received options on September 14, 2005, to purchase an additional 50,000 shares exercisable at $1.00 per share.
     (6) These shares are beneficially owned indirectly by Alan S. Knitowski. Mr. Knitowski has been a director since May 5, 2004. He has served as chairman since June 23, 2004.
     (7) Mr. Margolin is the president and sole shareholder and director of Signature Credit Corporation from whom we purchased virtually of their assets, subject to certain liabilities, on November 2, 2004. Signature distributed financial products and services, including its Classic Advantage Cards and the stored value MasterCards, and sold general merchandise on credit to holders of these cards. The terms of the asset acquisition agreement provide for a purchase price of up to $100,000 payable in part over time and subject to certain offsets, 150,000 shares of common stock of the Company issuable in part over time, and 95% of the cash receipts, less certain offsets, received by us from product mailings made by Signature prior to the date of the agreement. In connection with the purchase of the assets of Signature, we entered into a ninety-day consulting agreement with Mr. Margolin. The agreement provides for a monthly fee to Mr. Margolin of $6,000 and a performance bonus equal to 20% of the monthly net profit received by us from inquiries by potential customers into the Signature website acquired by us or from active direct marketing solicitations by us, excluding direct sales at retail locations and sales to third party distributors. Also in connection with the asset purchase agreement, we entered into a software agreement with Mr. Margolin and Daryl Rice, the joint developers of the Signet Software System. The software agreement provides that each of the parties will have a perpetual, fully-paid, non-exclusive, transferable license to the software.
     (8) Mr. Bronk is a director of this entity. From May 2000 until June 2003 Rigel Funds Management, Ltd. loaned us $20,123 for operating expenses. These loans were repaid on May 18, 2004.
     (9)  Mr. Bronk is the trustee of this trust.
     (10) This entity is managed by Trymetris Capital Management, LLC. Alan S. Knitowski, our Chairman, is one of two managing members of this entity and holds an ownership interest in the Fund. Jason Daggett, a member of our advisory committee, is the other managing member of this entity. Eric Chess Bronk, the former sole officer and director of our company, is a non-managing member of this entity. On May 12, 2004, we borrowed $200,000 from Trymetris Capital Fund LLC pursuant to the terms of a six-month 10% convertible debenture which we issued for the loan. The debenture was convertible at $0.75 per share. We also issued 100,000 shares of common stock as additional consideration for the loan and granted demand registration rights for the shares. On December 15, 2004, the loan was converted by the fund and we issued 282,302 shares in the conversion as full satisfaction of the amount owed pursuant to the debenture.
     (11) Mr. Vance has served as outside counsel since the company's organization on May 10, 2000, and as secretary since May 7, 2004. Mr. Vance also holds options to purchase 15,000 shares of common stock at $.001 per share. These options are fully vested and expire on May 27, 2009.

                          DESCRIPTION OF SECURITIES

     The shares registered pursuant to the registration statement, of which this prospectus is a part, are shares of common stock, all of the same class and entitled to the same rights and privileges as all other shares of common stock.

     We are authorized to issue up to 100,000,000 shares of $.001 par value common stock. The holders of common stock, including the shares offered hereby, are entitled to equal dividends and distributions, per share, with respect to the common stock when, as and if declared by the Board of Directors from funds legally available therefore. No holder of any shares of common stock has a pre-emptive right to subscribe for any securities of our company nor are any common shares subject to redemption or convertible into other securities of our company. Upon liquidation, dissolution or winding up of our company, and after payment of creditors and preferred stockholders, if any, the assets will be divided pro-rata on a share-for-share basis among the holders of the shares of common stock. All shares of common stock now outstanding are fully paid, validly issued and non-assessable.

      Each share of common stock is entitled to one vote with respect to the election of any director or any other matter upon which shareholders are required or permitted to vote. Under Nevada corporate law, holders of our company's common stock do not have cumulative voting rights, so that the holders of more than 50% of the combined shares voting for the election of directors may elect all of the directors, if they choose to do so and, in that event, the holders of the remaining shares will not be able to elect any members to our board of directors. Notwithstanding this, Section 2115 of the California Corporations Code ("CCC") applies certain provisions of California corporate law to foreign corporations, such as our company as it presently exists, which are deemed to be "pseudo-California" corporations because of their significant business contacts with California and a large portion of their shareholders having addresses in California. In particular CCC Section 708, which mandates that shareholders have the right of cumulative voting in the election of directors, applies to our company under Section 2115. This means that a shareholder entitled to vote at any election of directors may cumulate his votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which his shares are normally entitled, or may distribute his votes on the same principle among as many candidates as he thinks fit.

      There are additional material rights of our shareholders which are affected by virtue of our company being a "pseudo-California" corporation under Section 2115. Specified sections of the CCC are applied to Trycera to the exclusion of provisions of the laws of Nevada to the extent they are inconsistent. Under CCC Section 305, if a vacancy in our board of directors is filled by the remaining directors and the directors appointed by the board constitute a majority, any shareholders owning an aggregate of 5% or more of the outstanding shares have the right to call a special meeting of shareholders to elect the entire board. Under CCC Section 506, shareholders receiving any prohibited distribution as a dividend, redemption of shares or similar transaction, with knowledge of facts indicating the impropriety thereof, is liable to the corporation for the benefit of all of the creditors or shareholders entitled to institute action for the amount so received by the shareholder. CCC Section 710 also limits the ability of a corporation to provide for super-voting shares by requiring approval of super-voting provisions by at least as large a portion of the outstanding shares as is required pursuant to the super-voting provisions and renewal of the provisions by the same portion every two years. Under CCC 1000, our company's shareholders may have voting rights with respect to a sale or other disposition of all or substantially all of the company's assets. Under CCC Sections 1150-1160 and 1300-1313, our company's shareholders may have the right to vote, and may have dissenters' rights, in connection with a conversion of our company into another business entity. Under CCC Sections 1200-1313, shareholders of our company may have their right to vote, and may have dissenters rights, in a merger involving our company, a transfer of equity securities resulting in a change of control of our company or another acquired entity, or the acquisition of all or substantially all of the assets of our company or another entity, if equity securities of our company or another entity are issued to the acquired entity or its owners in such transaction. Under CCC Section 1600, any shareholder or shareholders owning at least 5% of the outstanding shares may inspect and copy the record of shareholders' names and addresses or may obtain a shareholders' list from the transfer agent. CCC Section 1601 also permits any shareholder to inspect the accounting books and records and minutes of proceedings of the shareholders and the board and committees, provided that the inspection is for a purpose reasonably related to the shareholder's interests as a shareholder.

                             PLAN OF DISTRIBUTION

     This prospectus covers 3,694,637 shares of our common stock. All of the shares offered are being sold by the selling stockholder. We will not realize any proceeds from the sale of the shares by the selling stockholder. This is our initial public offering. The selling shareholders will sell at a price ranging from $0.75 to $1.25 per share until our shares are quoted on the Over the Counter Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.

     The shares covered by this prospectus may be offered and sold from time to time by the selling stockholder. The term "selling stockholder" includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer. These unidentified selling security holders who may receive the shares covered by this prospectus from a selling shareholder as a gift, pledge, partnership distribution or other non-sale related transfer will be identified in pre-effective or post effective amendments(s) or prospectus supplements(s), as applicable. The selling stockholder will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The selling stockholders may sell their shares by one or more of, or a combination of, the following methods:

  * purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

  * ordinary brokerage transactions and transactions in which the broker solicits purchasers;

  * block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  *  an over-the-counter distribution;

  *  in privately negotiated transactions; and

  *  in options transactions.

     In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

     To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the common stock in the course of hedging the positions they assume with selling stockholders. The selling stockholders may also sell the common stock short and redeliver the shares to close out such short positions. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling stockholders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

     In effecting sales, broker-dealers or agents engaged by the selling stockholders may arrange for other broker-dealers to participate.
Broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholders in amounts to be negotiated immediately prior to the sale.

     In offering the shares covered by this prospectus, the selling stockholders and any broker-dealers who execute sales for the selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. Any profits realized by the selling stockholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions. In addition, any selling shareholder who is an affiliates of a broker-dealer may also be deemed an underwriter if the seller did not purchase the shares in the ordinary course of business or at the time of purchase of the securities to be resold, the seller had any agreements or understandings, directly or indirectly, with any person to distribute the securities. To our reasonable knowledge none of the selling shareholders in this Prospectus is either a broker-dealer or affiliated with a broker-dealer.

     In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. We will make copies of this prospectus available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

     At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

     We have agreed to keep the Registration Statement of which this prospectus constitutes a part effective until the earlier of:

  * such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the Registration Statement;

  * such time as all of the shares held by the selling stockholders may be sold to the public without registration or restriction pursuant to Rule 144 of the Securities Act, in the reasonable opinion of counsel to the selling stockholders; or

  *  December 31, 2007.

                        PRIOR BLANK CHECK INVOLVEMENT

     Several of our shareholders and former executives have had prior experience with blank check companies, which are development stage companies that have no specific business plan or purpose or have indicated that their business plan is to engage in a merger or acquisition with an unidentified company or companies, or other entity or person. Set forth below is certain information about these blank check companies and the involvement of these persons.

  * Alnilam Corporation. This Nevada corporation was organized in 2000 and has not yet commenced any business operations. Mr. Daggett, one of our shareholders, has been the president, the sole director, and a shareholder of Alnilam since 2000, and Eric Bronk, a former officer and a current shareholder of our company, was the sole director of Alnilam from inception until May 2000. In addition, Carl Suter, one of our shareholders is a shareholder of this company. Alnilam has not conducted an initial public offering and has not been involved in any merger or acquisition transaction.

  * Cygni Investments, Inc. This Nevada corporation was organized in 1999 and has not yet commenced any business operations. Mr. Suter has been the president and sole director of Cygni since 1999. Mr. Daggett and Mr. Bronk are shareholders of this company. Cygni has not conducted an initial public offering and has not been involved in any merger or acquisition transaction.

  * Mezzanine Investment Corporation. This Nevada corporation was organized in 1999 and prior to August 22, 2005, had not commenced any business operations. On August 22, 2005, Mezzanine Investment acquired The Liquid Group, a company of which Mr. Daggett is the President and principal shareholder. Mr. Bronk had been the president and sole director of this entity since 1999, and Mr. Bronk, Mr. Daggett and Mr. Suter are shareholders of this company. Mezzanine has not conducted an initial public offering.

  * Caneum, Inc. This Nevada corporation was organized in 2000 under the name Saiph Corporation and commenced business operations in December 2002. Mr. Bronk was a founder of this company. He was a director from the organization of the company on March 23, 2000, until December 19, 2002. He served as president from March 23, 2000, until August 1, 2002, and he served as treasurer from March 23, 2000, until December 19, 2002. Mr. Bronk is the sole managing member of Cygni Capital LLC, an entity which subleases office space to Caneum on a month-to-month basis for $1,400 per month and provides office services to it for $450 per month.

                                LEGAL MATTERS

     The validity of the shares offered under this prospectus is being passed upon for us by Ronald N. Vance, P.C., Attorney at Law, 57 West 200 South, Suite 310, Salt Lake City, Utah 84101. Mr. Vance owns 75,000 shares of our common stock, all of which are included in this offering. Mr. Vance also holds options to purchase 15,000 shares of common stock at $.001 per share. These options are fully vested and expire on May 27, 2009.

                                   EXPERTS

     The financial statements of our company for the years ended
December 31, 2004 and 2003 included in this prospectus have been examined by Chisholm, Bierwolf & Nilson, LLC, 533 West 2600 South, Suite 250, Bountiful, Utah 84010, independent certified public accountants, as indicated in their report, and are included in this prospectus in reliance on the report given upon the authority of that firm as experts in accounting and auditing.

                            ADDITIONAL INFORMATION

     We file reports, proxy statements and other documents with the SEC. You may read and copy any document we file at the SEC's public reference room at Judiciary Plaza Building, 100 F Street, N.E., Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. Our SEC filings are also available to you on the SEC's Internet site at http://www.sec.gov.

     This prospectus is part of a registration statement on Form SB-2 that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and our common stock, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC's Internet site.

                          Trycera Financial, Inc.
                  (Formerly Whitelight Technologies, Inc.)
                               Balance Sheets

                                                  September      December
                                                  30, 2005       31, 2004
                                                 ------------  ------------
                                                 (Unaudited)

                                   Assets
Current Assets

 Cash                                            $    330,025  $    974,658
 Accounts Receivable, net                              72,644        21,425
 Prepaid Expenses                                      12,111        13,305
 Employee Advances                                      3,071             -
 Client Reserves                                        5,000             -
                                                 ------------  ------------
   Total Current Assets                               422,851     1,009,388

Property & Equipment, Net                              19,730         8,608
                                                 ------------  ------------

Other Assets

 Deposits                                               9,207         9,207
 Definite Life Intangible Assets, less
  accumulated amortization of $92,314 and
  $14,583 at 2005 and 2004, respectively               99,064       109,418
                                                 ------------  ------------
   Total Other Assets                                 108,271       118,625
                                                 ------------  ------------
   Total Assets                                  $    550,852  $  1,136,621
                                                 ============  ============


                     LIABILITIES & STOCKHOLDERS' EQUITY
Current Liabilities

 Accounts Payable                                $     45,289  $     32,331
 Accounts Payable - Related Party                           -         4,090
 Accrued Expenses                                      28,529         8,782
 Accrued Liabilities                                    6,571             -
 Line of Credit                                        17,201        20,000
 Portfolio Reserves                                    17,500             -
 Customer Funds Clearing                                  924         1,267
 Deferred Revenue, net                                 23,794        74,025
 Deferred Revenue Refund Reserve                        1,921             -
                                                 ------------  ------------
   Total Current Liabilities                          141,729       140,495
                                                 ------------  ------------
Stockholders' Equity

 Preferred Stock, 20,000,000 Shares Authorized,
  $.001 Par Value; None Issued and Outstanding              -             -
 Common Stock, 100,000,000 Shares Authorized at
  $.001 Par Value; 6,597,802 and 6,307,802 Shares
  Issued and Outstanding, Respectively                  6,596         6,307
 Additional Paid In Capital                         2,279,988     1,891,057
 Accumulated Deficit                              (1,877,461)     (901,238)
                                                 ------------  ------------
   Total Stockholders' Equity                         409,123       996,126
                                                 ------------  ------------
   Total Liabilities & Stockholders' Equity      $    550,852  $  1,136,621
                                                 ============  ============


 The accompanying notes are an integral part of these financial statements.

                          Trycera Financial, Inc.
                  (Formerly Whitelight Technologies, Inc.)
                          Statements of Operations
                                (Unaudited)

                            For the Three Months Ended    For the Nine Months Ended
                           September 30,  September 30,  September 30,  September 30,
                                2005           2004            2005           2004
                           -------------  -------------  -------------  -------------
Revenues

 Catalog Shopping          $       8,980  $       1,114  $     100,316  $       1,114
 Consulting                            -              -              -         14,000
 Stored Value                    123,639              -        174,679              -
 Call Center Operations           69,699              -         80,116              -
                           -------------  -------------  -------------  -------------
Total Revenue                    202,318          1,114        355,111         15,114

Cost of Sales                    175,260         37,998        283,042         37,998
                           -------------  -------------  -------------  -------------
 Gross Profit                     27,058       (36,884)         72,069       (22,884)

Expenses

 Depreciation                     30,290              -         81,675              -
 Sales & Marketing                16,121              -         54,944              -
 Technology Costs                  6,688         12,030         17,170         20,711
 Salaries and Wages              176,033         88,439        424,967        115,541
 Professional Fees                68,427         65,589        197,271        133,111
 Option Expense                        -          2,687              -          2,687
 General & Administrative         71,062         67,612        217,212         90,817
                           -------------  -------------  -------------  -------------
   Total Expenses                368,621        236,357        993,239        362,867

   Income (Loss)
   from Operations             (341,563)      (273,241)      (921,170)      (385,751)
                           -------------  -------------  -------------  -------------
Other Income (Expenses)

 Interest Income                     12          2,035            176          2,192
 Financing Fees                 (54,088)             -        (54,088)             -
 Interest Expense                  (405)        (4,340)        (1,141)        (7,726)
                           -------------  -------------  -------------  -------------
   Total Other Income
   (Expenses)                   (54,481)        (2,305)       (55,053)        (5,534)
                           -------------  -------------  -------------  -------------
   Income (Loss)
   Before Taxes                (396,044)      (275,546)      (976,223)      (391,285)

   Taxes                              -         (2,446)             -         (2,446)
                           -------------  -------------  -------------  -------------
   Net Income (Loss)       $   (396,044)  $   (277,992)  $   (976,223)  $   (393,731)
                           =============  =============  =============  =============
   Loss Per
   Common Share            $       (.06)  $       (.06)  $       (.15)  $       (.14)
                           =============  =============  =============  =============
   Weighted Average
   Outstanding Shares,
   Retroactively Restated  $   6,374,976  $   5,023,558  $   6,314,835  $   2,909,689
                           =============  =============  =============  =============

 The accompanying notes are an integral part of these financial statements.

                          Trycera Financial, Inc.
                  (Formerly Whitelight Technologies, Inc.)
                          Statements of Cash Flows
                                (Unaudited)

                                                 For the Nine Months Ended
                                                  September     September
                                                   30, 2005      30, 2004
                                                 ------------  ------------

Net Income (Loss)                                $  (976,223)    $(393,731)

Adjustments to Reconcile Net Loss to Net Cash
 Provided by Operations;
  Depreciation and Amortization                        81,675             -
  Stock Issued for Services                                 -        33,000
  Forgiveness of Related Party Interest                     -         7,705
  Stock Options Issued                                 45,133             -
  Stock Warrants Issued                                54,088             -
 Change in Assets and Liabilities:
  (Increase) Decrease in Accounts Receivable         (51,219)             -
  (Increase) Decrease in Interest Receivable                -           360
  (Increase) Decrease in Employee Advances            (3,071)             -
  (Increase) Decrease in Prepaid Expenses               1,193      (14,759)
  (Increase) Decrease in Processor Reserves           (5,000)             -
  (Increase) Decrease in Deposits                           -       (9,207)
  Increase (Decrease) in Accounts Payable               8,868      (10,533)
  Increase (Decrease) in Interest Payable                   -         3,408
  Increase (Decrease) in Client Reserves               17,500             -
  Increase (Decrease) in Customer Fundings              6,637             -
  Increase (Decrease) in Deferred Revenue
   Refund Reserve                                       (242)             -
  Increase (Decrease) in Accrued Expenses              20,157         4,860
  Increase (Decrease) in Deferred Revenue            (48,886)             -
                                                 ------------  ------------
Net Cash Provided (Used) by Operating Activities    (849,391)     (378,897)

Cash Flows from Investing Activities

 Acquisition of Property & Equipment                 (15,039)       (4,838)
 Proceeds from Related Party Note                           -         1,200
 Acquisition of Businesses and Other                 (27,404)             -
                                                 ------------  ------------
Net Cash Provided (Used) by Investing Activities     (42,443)       (3,638)

Cash Flows from Financing Activities

 Payments on Line of Credit                           (2,799)             -
 Proceeds from Issuance of Common Stock for Cash      250,000     1,173,621
 Proceeds from Convertible Debenture                        -       200,000
 Payments made on Related Party Notes                       -      (23,906)
                                                 ------------  ------------
Net Cash Provided (Used) by Financing Activities      247,201     1,349,715
                                                 ------------  ------------
Net Increase (Decrease) in Cash and Cash
 Equivalents                                        (644,633)       967,180

Cash and Cash Equivalents at Beginning of Period      974,658             -
                                                 ------------  ------------
Cash and Cash Equivalents at End of Period       $    330,025  $    967,180
                                                 ============  ============

 The accompanying notes are an integral part of these financial statements

                          Trycera Financial, Inc.
                  (Formerly Whitelight Technologies, Inc.)
                     Notes to the Financial Statements
                             September 30, 2005

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES

A.   General

     The accompanying condensed financial statements of the Company have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted pursuant to such rules and regulations. These condensed financial statements reflect all adjustments (consisting only of normal recurring adjustments) that, in the opinion of management, are necessary to present fairly the results of operations of the Company for the periods presented. These condensed financial statements should be read in conjunction with the financial statements and the notes thereto included in the Company's Form 10KSB for the year ended December 31, 2004. The results of operations for the three months ended September 30, 2005 are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 2005.

B.   Earnings (Loss) Per Share of Common Stock

     The computation of earnings (loss) per share of common stock is based on the weighted average number of shares outstanding at the date of the financial statements. Outstanding employee stock options have not been considered in the fully diluted earnings per share calculation, because the effect of these stock options would have been anti-dilutive for the periods presented.

                                           September 30,    December 31,
                                                2005           2004
                                           -------------   -------------
                                             (Unaudited)

     Basic Earnings per share:
       Income (Loss) (numerator)           $   (976,223)   $   (108,433)
       Shares (denominator)                    6,314,835       3,727,866
                                           -------------   -------------
       Per Share Amount                    $       (.15)   $       (.03)
                                           =============   =============

     Fully diluted Earnings per share:
       Income (Loss) (numerator)           $   (976,223)   $   (108,433)
       Shares (denominator)                    6,314,835       3,727,866
                                           -------------   -------------
       Per Share Amount                    $       (.15)   $       (.03)
                                           =============   =============

                          Trycera Financial, Inc.
                  (Formerly Whitelight Technologies, Inc.)
                     Notes to the Financial Statements
                             September 30, 2005

NOTE 2 - STOCK OPTION PLAN

On May 4, 2004, the Company approved and adopted the 2004 Stock Option/Stock Issuance Plan, which allows for the Company to issue stock or grant options to purchase or receive shares of the Company's common stock. The maximum number of shares that may be optioned and sold under the plan is 5,000,000. The plan became effective with its adoption and remains in effect for ten years, however, options expire five years from grant, unless terminated earlier. Options granted under the plan vest according to terms imposed by the Plan Administrator. The Administrator may not impose a vesting schedule upon any option grant which is more restrictive than twenty percent (20%) per year vesting with the initial vesting to occur not later than one (1) year after the option grant date. The following schedule summarizes the activity during the eighteen month period ending September 30, 2005:

                                                       2004 Stock Plan
                                                    ---------------------
                                                                 Weighted
                                                                 Average
                                                    Amount of    Exercise
                                                       Shares     Price
                                                    ---------    --------

     Outstanding at January 1, 2005                 2,621,250    $   .56
       Options Granted                                124,000        .88
       Options Exercised                                 -             -
       Options Canceled                                  -             -
                                                    ---------    --------
       Options Outstanding at September 30, 2005    2,745,250    $   .58
       Options Exercisable at September 30, 2005    1,242,708    $   .58


The Company, in accordance with Statement of Financial Accounting Standards No. 123, "ACCOUNTING FOR STOCK-BASED COMPENSATION", $45,133 and $2,687 was recognized for the period ended September 30, 2005 and year ended December 31, 2004, respectively. The fair value of the option grant was established at the date of grant using the Black-Scholes option pricing model with the following assumptions:

                                                   September 30, 2005
                                                   ------------------

     Five Year Risk Free Interest Rate                     4.10%
     Dividend Yield                                           0%
     Volatility                                           60.00%
     Average Expected Term (Years to Exercise)                5

                          Trycera Financial, Inc.
                  (Formerly Whitelight Technologies, Inc.)
                     Notes to the Financial Statements
                             September 30, 2005

NOTE 2 - STOCK OPTION PLAN (CONTINUED)

Management would like to confirm an intention to use an appropriate volatility in the future, which is likely to be higher than the historical basis.

Employee stock options outstanding and exercisable under this plan as of September 30, 2005 are:

                           Weighted    Average                 Weighted
                Number of  Average    Remaining      Number    Average
  Range of       Options   Exercise  Contractual   of Options  Exercise
Exercise Price   Granted    Price    Life (Years)    Vested     Price
--------------  ---------  --------  ------------  ----------  --------
  $.001-$.85    2,196,250    $.53        4.00       1,142,083   $  .26
    $0.75         485,000    $.15        4.00          96,875   $  .75
    $1.00          64,000    $.50        4.00           3,750   $ 1.00

NOTE 3 - ACQUISITIONS

On June 14, 2005, the Company issued 40,000 shares of common stock valued at $40,000 and paid cash in the amount of $30,000 for the net operating assets of the call center owned by Hawaii Direct Telephone that were merged into the operations of Trycera, valued at $70,000. The Company paid $16,045 for the fixed assets including, computers and monitors valued at $13,450 and office equipment and supplies valued at $2,595. The remainder of the consideration, $53,955 was allocated to definite lived intangible assets in the form of cancelable call center contracts that will be amortized over a life of one year. The hard assets were valued at fair market value and the balance of the purchase price was assigned to the cancelable call center contracts, which management felt was reasonable for our use.

We account for goodwill and other intangible assets in accordance with SFAS No. 142, which requires that goodwill and other intangible assets that have indefinite lives not be amortized but instead be tested at least annually for impairment, or more frequently when events or a change in circumstances indicate that the asset might be impaired. For indefinite lived intangible assets, impairment is tested by comparing the carrying value of the asset to its fair value and assessing the ongoing appropriateness of the indefinite life classification. For goodwill, a two-step test is used to identify the potential impairment and to measure the amount of impairment, if any. The first step is to compare the fair value of a reporting unit with its carrying amount, including goodwill. If the fair value of a reporting unit exceeds its carrying amount, goodwill is considered not impaired, otherwise goodwill is impaired and the loss is measured by performing step two. Under step two, the impairment loss is measured by comparing the implied fair value of the reporting unit with the carrying amount of goodwill. At September 30, 2005 there was no impairment to the intangible assets.

                          Trycera Financial, Inc.
                  (Formerly Whitelight Technologies, Inc.)
                     Notes to the Financial Statements
                             September 30, 2005

Note 4 - Stockholders' Equity

On September 20, 2005, the Company approved and opened a second private placement offering, authorizing a combination of up to 2,000,000 shares of its Common Stock and up to 1,000,000 Common Stock Purchase Warrants. The purchase price for the shares of Common Stock are $1.00 per share and the Warrants will be granted to investors at the rate of 50% of the Shares purchased. Each Warrant is exercisable at $1.25 per share with certain incentives to exercise early at any time from the purchase date until September 20, 2008. The Company will sell Shares to not more than 35 non-accredited investors and additional accredited investors as defined in Rule 501 of Regulation D promulgated by the SEC (See "SUITABILITY STANDARDS"). The Shares, and the shares underlying the Warrants, will have "piggy-back" registration rights. The minimum amount of any purchase is $25,000, unless expressly waived by the Company. This Offering will terminate not later than December 31, 2005, with the option of the Company to extend the Offering for thirty days and may be terminated earlier without prior notice.

As of September 30, 2005, the Company had received $250,000 in funds related to the offering from Alan Knitowski, Chairman of the Board.

Note 5 - Stock Warrant Plan

Warrants will be granted to investors at the rate of 50% of the Shares purchased in the private placement offering dated September 20, 2005 Warrants are offered at an exercise price of $1.25 per Share (the "Exercise Price"), on the basis of one share for each warrant (the "Warrant") indicated on the face hereof. However, from the date of purchase and through 180 days of the date of this Offering at $1.00 per share (20% discount to the Exercise Price); thereafter they are exercisable after 180 days and through 360 days of the date of this Offering at $1.125 per share (10% discount to the Exercise price); and, beyond 360 days the Warrants are exercisable at the Exercise Price). Commencing immediately and ending on September 20, 2008, unless extended by the Company in its sole discretion ("Expiration Date"), the Holder shall have the right to purchase the Shares hereunder at the Exercise Price. After the Expiration Date, the Holder shall have no right to purchase any Shares hereunder and this Warrant shall expire thereon effective at 5:00 p.m., Pacific Time.

                                                    2005 Warrant Plan
                                                --------------------------
                                                                  Weighted
                                                                   Average
                                                   Amount of      Exercise
                                                      Shares         Price
                                                ------------  ------------

    Outstanding at January 1, 2005                         -  $       1.25
       Warrants Granted                              125,000          1.25
       Warrants Exercised                                  -             -
       Warrants Canceled                                   -             -
                                                ------------  ------------
       Warrants Outstanding at
       September 30, 2005                            125,000  $      1.25
                                                ============  ============
       Warrants Exercisable at
       September 30, 2005                            125,000  $      1.25
                                                ============  ============

                          Trycera Financial, Inc.
                  (Formerly Whitelight Technologies, Inc.)
                     Notes to the Financial Statements
                             September 30, 2005

Note 5 - Stock Warrant Plan (continued)

The Company, in accordance with Statement of Financial Accounting Standards No. 123, "ACCOUNTING FOR STOCK-BASED COMPENSATION", $54,088 and $0 was recognized for the period ended September 30, 2005 and year ended December 31, 2004, respectively. The fair value of the warrant grant was established at the date of grant using the Black-Scholes option pricing model with the following assumptions:

                                                   September 30,2005
                                                   -----------------

    Five Year Risk Free Interest Rate                    4.10%
    Dividend Yield                                          0%
    Volatility                                          60.00%
    Average Expected Term (Years to Exercise)               5


Warrant plan stock options outstanding and exercisable under this plan as of September 30, 2005 are:

                           Weighted    Average                 Weighted
                Number of  Average    Remaining      Number    Average
  Range of       Options   Exercise  Contractual   of Options  Exercise
Exercise Price   Granted     Price   Life (Years)    Vested     Price
--------------  ---------  --------  ------------  ----------  --------
  $1.00-1.25     125,000      $.43       3.00           -      $   -

CHISHOLM                                         533 West 2600 South, Suite 250
 BIERWOLF &                                             Bountiful, Utah   84010
  NILSON, LLC                                            Phone:  (801) 292-8756
                                                            Fax: (801) 292-8809
Certified Public Accountants


             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Trycera Financial, Inc.

We have audited the accompanying balance sheets of Trycera Financial, Inc. as of December 31, 2004 and 2003, and the related statements of income, stockholders' equity, and cash flows for each of the years then ended. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company has determined that it is not required to have, nor were we engaged to perform, and audit of its internal controls over financial reporting. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Trycera Financial, Inc. as of December 31, 2004 and 2003, and the results of its operations and its cash flows for each of the years then ended in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 12 to the financial statements, there were errors in reporting the Company's revenue and deferred revenue that were discovered by management as a result of a regulatory review. Accordingly, the financial statements have been restated to correct the errors.

/s/ Chisholm, Bierwolf & Nilson LLC

Chisholm, Bierwolf & Nilson LLC
Bountiful, Utah

March 15,2005 except for notes 2(b), 2(e), 7, and 12 dated October 18, 2005


           A Member of the AICPA, UACPA and Registered with the PCAOB

                           Trycera Financial, Inc.
                  (Formerly Whitelight Technologies, Inc.)
                               Balance Sheets

                                                     December       December
                                                     31, 2004       31, 2003
                                                    ----------     ----------
                                                    (Restated)
Current Assets
  Cash                                              $  974,658     $       --
  Accounts Receivable, net                              21,425             --
  Prepaid Expenses                                      13,305             --
  Interest Receivable                                       --            360
  Note Receivable - Related Party                           --          1,200
                                                    ----------     ----------
     Total Current Assets                            1,009,388          1,560

Property & Equipment, net                                8,608             --

Other Assets
  Deposits                                               9,207             --
  Definite Life Intangible Assets, net                 109,418             --
                                                    ----------     ----------

     Total Other Assets                                118,625             --
                                                    ----------     ----------

     Total Assets                                   $1,136,621     $    1,560
                                                    ==========     ==========

                       Liabilities & Stockholders' Equity

Current Liabilities
  Accounts Payable                                  $   32,331     $   11,323
  Accounts Payable - Related Party                       4,090             --
  Accrued Expenses                                       8,782             --
  Interest Payable                                          --          7,004
  Line of Credit                                        20,000             --
  Note Payable - Related Party                              --         23,906
  Customer Funds Clearing                                1,267             --
  Deferred Revenue, net                                 83,093             --
                                                    ----------     ----------

     Total Current Liabilities                         149,563         42,233
                                                    ----------     ----------

Commitments
Stockholders' Equity

  Preferred Stock, 20,000,000 Shares Authorized,
    $.001 Par Value; None Issued and Outstanding            --             --
  Common Stock, 100,000,000 Shares Authorized at
    $.001 Par Value; 6,307,302 and 550,000 Shares
    Issued and Outstanding, Respectively                 6,307            550
  Additional Paid In Capital                         1,891,057         10,450
  Accumulated Deficit                                 (910,306)       (51,673)
                                                    ----------     ----------
     Total Stockholders' Equity                        987,058        (40,673)
                                                    ----------     ----------
     Total Liabilities & Stockholders' Equity       $1,136,621     $    1,560
                                                    ==========     ==========

    The accompanying notes are an integral part of the financial statements.

                             Trycera Financial, Inc.
                    (Formerly Whitelight Technologies, Inc.)
                            Statements of Operations


                                            December         December
                                            31, 2004         31, 2003
                                           -----------      -----------
                                           (Restated)
Revenues
  Consulting                               $    24,000      $        --
  Catalog Shopping                              10,451               --
                                           -----------      -----------
                                                34,451               --

Cost of Sales                                   40,954               --
                                           -----------      -----------
     Gross Profit                               (6,503)              --

Expenses
  Depreciation and Amortization                 14,893               --
  Sales and Marketing                           84,480               --
  Technology Costs                              35,722               --
  Salaries and Wages                           230,417               --
  Professional Fees                            284,102               --
  General & Administrative                     131,471           10,602
                                           -----------      -----------

     Total Expenses                            781,085           10,602

     Income (Loss) from Operations            (787,588)         (10,602)
                                           -----------      -----------

Other Income (Expenses)
  Interest Income                                3,914              120
  Interest Expense                             (12,427)          (2,390)
  Impairment of Intangible Assets              (60,000)              --
                                           -----------      -----------

     Total Other Income (Expenses)             (68,513)          (2,270)
                                           -----------      -----------

     Income (Loss) Before Taxes               (856,101)         (12,872)
     Income Taxes                               (2,531)              --
                                           -----------      -----------

     Net Income (Loss)                     $  (858,632)     $   (12,872)
                                           ===========      ===========
     Loss Per
     Common Share                          $      (.23)     $      (.02)
                                           ===========      ===========

     Weighted Average
     Outstanding Shares,
     Retroactively Restated                  3,727,866          550,000
                                           ===========      ===========

    The accompanying notes are an integral part of the financial statements.

                             Trycera Financial, Inc.
                    (Formerly Whitelight Technologies, Inc.)
                       Statements of Stockholder's Equity
                    From January 1, 2003 to December 31, 2004

                                            Preferred Stock              Common Stock
                                           ------------------     -------------------------      Paid-In       Accumulated
                                           Shares      Amount       Shares         Amount         Capital        Deficit
                                           ------     -------     ----------     ----------     ----------     -----------
Balance, January 1, 2003                   $   --     $    --        550,000     $      550     $   10,450     $  (38,801)

Loss for the period ended

December 31, 2003                              --          --             --             --             --        (12,873)
                                           ------     -------     ----------     ----------     ----------     ----------

Balance, at December 31, 2003                  --          --        550,000            550         10,450        (51,674)

Forgiveness of Interest on Related
  Party Note                                               --             --             --          7,705             --

Shares Issued for Services at
  $.01 per share                               --          --      3,300,000          3,300         29,700             --

Shares Issued for cash pursuant to
  a private placement memorandum
  at $.75 per share                            --          --        367,067            367        274,933             --

Shares Issued for cash pursuant to
  a private placement memorandum
  at $.75 per share                            --          --      1,264,167          1,264        897,057             --

Shares issued for the acquisition of
  the assets of Signature Credit
  Corporation at $.75 per share                --          --        150,000            150        112,350             --

Shares issued for conversion of
  Debenture plus accrued interest
  at $.75 per share                            --          --        282,302            282        211,445             --

Shares issued for cash pursuant to
  a private placement memorandum
  at $.75 per share                            --          --        368,766            369        326,005             --

Shares Issued for Services at
   $.75 per share                              --          --         25,000             25         18,725             --

Valuation of Stock Options                     --          --             --             --          2,687             --

Loss for the period ended
  December 31, 2004 (restated)                 --          --             --             --             --       (858,632)
                                            -----     -------     ----------     ----------     ----------     ----------

Balance, December 31, 2004 (restated)          --          --      6,307,302     $    6,307     $1,891,057     $ (910,306)
                                            =====     =======     ==========     ==========     ==========     ==========

    The accompanying notes are an integral part of the financial statements.

                             Trycera Financial, Inc.
                    (Formerly Whitelight Technologies, Inc.)
                            Statements of Cash Flows

                                                         December       December
                                                         31, 2004       31, 2003
                                                        -----------    -----------
                                                        (Restated)
Cash Flows from Operating Activities
  Net Income (Loss)                                     $  (858,632)   $   (12,872)
  Adjustments to Reconcile Net Loss to Net Cash
  Provided by Operations;
    Depreciation and Amortization                            14,893             --
    Stock Issued for Services                                63,477             --
    Forgiveness of Related Party Interest                     7,705             --
    Impairment Loss on Intangible Assets                     60,000
    Stock Options Issued                                      2,687
  Change in Assets and Liabilities:
    (Increase) Decrease in Accounts Receivable              (21,425)            --
    (Increase) Decrease in Interest Receivable                  360           (120)
    (Increase) Decrease in Prepaid Expenses                 (13,304)            --
    (Increase) Decrease in Deposits                          (9,207)            --
    Increase (Decrease) in Accounts Payable                  21,008         10,602
    Increase (Decrease) in Accounts Payable - Related         4,090             --
    Increase (Decrease) in Interest Payable                      --          2,390
    Increase (Decrease) in Accrued Expenses                   9,341             --
    Increase (Decrease) in Customer Funds Clearing            1,267             --
    Increase (Decrease) in Deferred Revenue                  80,678             --
                                                        -----------    -----------

Net Cash Provided (Used) by Operating Activities           (634,648)            --
                                                        -----------    -----------
Cash Flows from Investing Activities
  Acquisition of Property & Equipment                        (3,323)            --
  Acquisition of Businesses and Other                       (85,000)
  Proceeds received from Notes Receivable                     1,539             --
                                                        -----------    -----------

Net Cash Provided (Used) by Investing Activities            (86,784)            --
                                                        -----------    -----------

Cash Flows from Financing Activities
  Proceeds from Issuance of Common Stock                  1,499,996             --
  Proceeds from Convertible Debenture                       200,000             --
  Proceeds from Line of Credit                               20,000             --
  Proceeds from Issuance of Related Party Note                   --             --
  Payments made on Related Party Notes                      (23,906)            --
                                                        -----------    -----------
Net Cash Provided (Used) by Financing Activities          1,696,090             --
                                                        -----------    -----------

Net Increase (Decrease) in Cash and Cash Equivalents        974,658             --

Cash and Cash Equivalents at Beginning of Period                 --             --
                                                        -----------    -----------

Cash and Cash Equivalents at End of Period              $   974,658    $        --
                                                        ===========    ===========

Cash Paid for:
  Interest                                              $        --    $        --
                                                        ===========    ===========
  Income Taxes                                          $     2,531    $        --
                                                        ===========    ===========

    The accompanying notes are an integral part of the financial statements.

                             Trycera Financial, Inc.
                    (Formerly Whitelight Technologies, Inc.)
                        Notes to the Financial Statements
                                December 31, 2004

NOTE 1 - CORPORATE HISTORY

Trycera Financial, Inc., (the "Company") was incorporated in Nevada on May 10, 2000, under the name Whitelight Technologies, Inc., for the purpose of seeking and consummating a merger or acquisition with a business entity organized as a private corporation, partnership, or sole proprietorship. On July 16, 2004, the Company filed a certificate of amendment with the state of Nevada changing the name to Trycera Financial Inc.

Trycera Financial develops and markets a suite of stored value products and catalog shopping cards. Stored value products are defined as financial instruments where the value on the card has been prepaid, and where subsequent transactions decrease the value against the balance originally loaded onto the instrument. We generate revenue by selling our prepaid cards through sales channels that include the following: our own website, online marketing programs, third party card marketers and a network of commissioned sales representatives. Third party card marketers are best represented as companies or organizations that resell our prepaid products through a contractual agreement to share profits and costs with us. Trycera Financial markets its products in the United States and its protectorates.

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES

A.    Basis of Accounting

      The Company uses the accrual method of accounting.

B.    Revenue Recognition (restated)

      The Company applies the provisions of SEC Staff Accounting Bulletin ("SAB") No. 104, Revenue Recognition in Financial Statements ("SAB 104"), which provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the SEC. SAB 104 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosure related to revenue recognition policies. In general, the Company recognizes revenue related to monthly contracted amounts for services provided when (i) persuasive evidence of an arrangement exists,
      (ii) delivery has occurred or services have been rendered, (iii) the fee is fixed or determinable and (iv) collectibility is reasonably assured.

      Within the Company's business, there are three key separate events that allow it to recognize revenue. The first event is when a consumer purchases a catalog shopping card membership, the second is when a consumer with an active membership buys goods using their catalog shopping card and the third event is when a consumer purchases a prepaid or stored value product. With regard to the Company's catalog shopping business, it fulfills the first aspect of SAB 104 when a customer signs and returns one of the Company's Tru Platinum membership offerings with the appropriate payment for membership. The second aspect of SAB 104 is met when the Company delivers the catalog shopping card to the consumer. This takes place when the Company fulfills the membership agreement by sending the customer an enrollment package containing the catalog shopping card and a select number of product catalogs for future order placement. The third and fourth criteria are satisfied because the membership price is fixed and known to the customer and payment for membership is collected in advance of issuing the membership package. An alternative justification for

                             Trycera Financial, Inc.
                    (Formerly Whitelight Technologies, Inc.)
                        Notes to the Financial Statements
                                December 31, 2004

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (continued)

B.    Revenue Recognition (continued)

      criteria four exists by virtue of the fact that the Company's fulfillment begins only after funds are verified by its bank, thus collectibility is reasonably assured. From a recognition standpoint, the catalog shopping card revenue is recognized only after the product has been shipped to the customer. This recognition of such revenue is based on a five day assumed delivery period for the product. In addition, the Company has elected to account for customer refunds by reserving a percentage of the membership income received against a liability for future refunds. In terms of the Signature Credit product line, the membership income is based off a yearly membership fee. After the company verifies the funds and waits the five days after shipping the membership package to the customer and establishing a reserve against future refunds. The Company books the gross sales less the fifteen percent set aside for refund reserves into a deferred revenue account and on a monthly basis the Company recognizes one month of revenue for each of twelve months until the entire membership is realized and satisfied. The Company receives income for the Tru Platinum shopping card from a one-time acceptance fee. The Company verifies the funds and waits five days after shipping the membership package to the customer and establishes a reserve against future refunds. The Company records gross sales less fifteen percent, for refund reserves. The reserves are recorded as deferred revenue and recognized monthly over a twelve month period. This period has been determined by management as the average customer retention.

      Separately, once a consumer has purchased a catalog shopping card, the individual member may elect to buy goods using the available spending limit on the card itself. The consumer will identify products to purchase from one or more of the Company's catalogs. The consumer will then fill out an appropriate order form or shop online and submit a down payment. This down payment is between 25% and 33% of the total purchase amount. This down payment is then processed by the Company, and once the funds have been verified, the product is shipped to the customer. Five days after the shipment has been sent to the customer, the company recognizes the transaction as complete and books the order as a sale and will book the portion still owed against the purchase to accounts receivable. The company also books a monthly entry for bad debt expenses to reserve for any future uncollectible amounts. The consumer is then billed monthly for any outstanding balances with a minimum payment due.

      With regard to events related to purchases of stored value or prepaid card products, the Company has sold no such goods at this time. When the Company begins to sell such stored value products, a customer who purchases a prepaid card product will pay an upfront acceptance fee in addition to paying some incremental value to add to the stored value card. The Company recognizes only the acceptance fee revenues, as the actual pre-funded load value is electronically transferred from our partner processor to an FDIC-insured account at our partner bank. The Company never possesses the actual pre-funded load value, which resides in a secure account at our processor before being sent to a non-Company accessible customer funding account at our bank. As a result, there is no general accounting treatment for the amounts pre-funded on the stored value cards. With respect to the acceptance fee, the Company will collect the acceptance fee from the customer, satisfying criteria (i) under SAB 104 with a persuasive evidence of an arrangement. The company does not realize the revenue from the acceptance income until the customer has activated their card. The activation of their card requires that they have passed the legal requirements of identity verification and a embossed card in their name has been mailed to their physical address and lastly the client with the card in their physical possession has called to activate their card. Moreover, the funds have been prepaid by the customer and thus as outlined in criteria (iv) the collectibility is reasonably assured. In both instances, the Company simply supplies a product or financial tool to a customer. There are no unearned income ramifications since the funds are held in an FDIC-insured account by our partner Bank and not under the control of the Company. The consumer may choose to spend or not spend the money on the stored value card, but the Company after the initial transaction has no obligation to provide future products. The Company does host a customer service center to receive and resolve any issues that may arise out of the use of the prepaid card product.

                             Trycera Financial, Inc.
                    (Formerly Whitelight Technologies, Inc.)
                        Notes to the Financial Statements
                                December 31, 2004

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (continued)

B.    Revenue Recognition (continued)

      The consulting revenue the Company receives is billed after satisfying the customers' requirement and which follows the criteria of SAB 104 more specifically relating to the delivery of services rendered as outlined in criteria (ii).

      The Company recognizes revenue from different sources, including: acceptance fees, product sales and consulting fees. For the year ended December 31, 2004, the Company generated,$34,451, in total revenue, $3,766 through acceptance fee income, $24,000 contributed from consulting income and the $6,685 through product sales income.

C.    Cash Equivalents

      The Company considers all short term, highly liquid investments that are readily convertible, within three months, to known amounts as cash equivalents. The Company currently has no cash equivalents.

D.    Property and Equipment

      Software and equipment as of December 31, 2004 and 2003 consists of the following and are recorded at cost:

                                                   2004         2003
                                                 --------     --------
           Computer Equipment                    $  8,917           --
                                                 --------     --------

           Total fixed assets                       8,917           --
           Accumulated Depreciation                  (310)          --
                                                 --------     --------

                Net Computer Equipment           $  8,607     $     --
                                                 ========     ========

      Provision for depreciation of equipment is computed on the straight-line method for financial reporting purposes. Depreciation is based upon estimated useful lives as follows:

      Computer equipment                          2 Years

      Maintenance, repairs, and renewals which neither materially add to the value of the equipment nor appreciably prolong its life are charged to expense as incurred.

      Depreciation charged to operations was $310 and $0 for the years ended December 31, 2004 and 2003, respectively.

                             Trycera Financial, Inc.
                    (Formerly Whitelight Technologies, Inc.)
                        Notes to the Financial Statements
                                December 31, 2004

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (continued)

E.    Earnings (Loss) Per Share of Common Stock (restated)

      The computation of earnings (loss) per share of common stock is based on the weighted average number of shares outstanding at the date of the financial statements. Outstanding employee stock options have been considered in the fully diluted earnings per share calculation in 2004, however the effects of these stock equivalents are anti-dilutive in the 2003 period.

                                                      For the Years Ended
                                                          December 31,
                                                      2004              2003
                                                  -----------       -----------
     Basic Earnings per share:
         Income (Loss) (numerator)                $  (858,632)      $   (12,872)
         Shares (denominator)                       3,727,866           550,000

         Per Share Amount                         $      (.23)                $
                                                  ===========       ===========
                                                                           (.02)

     Fully diluted Earnings per share:
         Income (Loss) (numerator)                $  (858,632)      $   (12,872)
         Shares (denominator)                       4,180,366           550,000
                                                  -----------       -----------

         Per Share Amount                         $      (.20)      $      (.02)
                                                  ===========       ===========


F.    Stock Options

      The Company has elected to measure and record compensation cost relative to stock option costs in accordance with SFAS 123, "Accounting for Stock-Based Compensation," which requires the Company to use the Black-Scholes pricing model to estimate the fair value of the options at the option grant date.

G.    Depreciation

      The cost of property and equipment is depreciated over the estimated useful lives of the related assets. The cost of leasehold improvements is depreciated over the lesser of the length of the

                             Trycera Financial, Inc.
                    (Formerly Whitelight Technologies, Inc.)
                        Notes to the Financial Statements
                                December 31, 2004

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (continued)

G.    Depreciation (continued)

      lease of the related assets for the estimated lives of the assets. Depreciation is computed on the straight line method.

H.    Use of Estimates

      The preparation of the financial statements in conformity with generally accepted accounting principles, in the United States of America, require management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

I.    Fair Value of Financial Instruments

      The fair value of the Company's cash and cash equivalents, receivables, accounts payable and accrued liabilities approximate carrying value based on their effective interest rates compared to current market prices.

J.    General and Administrative Costs

      General and administrative expenses include fees for office space, insurance, compensated absences, travel and entertainment costs.

K.    Income Taxes

      The Company utilizes the liability method of accounting of income taxes. Under the liability method, deferred income tax assets and liabilities are provided based on the difference between the financial statements and tax basis of assets and liabilities measured by the currently enacted tax rates in effect for the years in which these differences are expected to reverse. Deferred tax expense or benefit is the result of changes in deferred tax assets and liabilities.

L.    Concentrations

      Financial instruments that potentially subject Trycera Financial, Inc. (the Company) to concentrations of credit risk consist of cash and cash equivalents. The Company places its cash and cash equivalents at well-known, quality financial institutions.

M.    Capital Structure and Security Rights

      Common Stock - The Company is authorized to issue 100,000,000 shares of common stock, par value $.001 per share. All common shares are equal to each other with respect to voting, and dividend rights, and are equal to each other with respect to liquidations rights. Trycera Financial, Inc. (Formerly Whitelight Technologies, Inc.) Notes to the Financial Statements December 31, 2004

                             Trycera Financial, Inc.
                    (Formerly Whitelight Technologies, Inc.)
                        Notes to the Financial Statements
                                December 31, 2004

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (continued)

M.    Capital Structure and Security Rights (continued)

      Preferred Stock - The Company has authorization to issue 20,000,000 shares of preferred stock, par value $.001 per share. The Board of Directors will be authorized to establish the rights and preferences of any series of the preferred shares without shareholder approval. At this time, the Board has not established a series of the preferred shares and no preferred shares have been issued.

NOTE 3 - NEW TECHNICAL PRONOUCEMENTS

In December 2004, the FASB issued SFAS No. 153, "Exchanges of Nonmonetary Assets-an amendment of APB Opinion No. 29", based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. The guidance in that opinion, however, included certain exceptions to that principle. This statement amends Opinion 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. This statement is effective during fiscal periods beginning after June 15, 2005.The adoption of SFAS 153 is not expected to have a material impact on the Company's financial statements.

In December 2004, the FASB issued SFAS No. 152, "Accounting for Real Estate Time-Sharing Transactions-an amendment of FASB Statements No. 66 and 67", to reference the financial accounting and reporting guidance for real estate time-sharing transactions that is provided in AICPA Statement of Position (SOP) 04-2, "Accounting for Real Estate Time-Sharing Transactions". This Statement also amends FASB Statement No. 67, "Accounting for Costs and Initial Rental Operations of Real Estate Projects", to state that the guidance for (a) incidental operations and (b) costs incurred to sell real estate projects does not apply to real estate time-sharing transactions. The accounting for those operations and costs is subject to the guidance in SOP 04-2. This statement is effective during fiscal years beginning after June 15, 2005. The adoption of SFAS 152 is not expected to have a material impact on the Company's financial statements.

In November 2004, the FASB issued SFAS No. 151, "Inventory Costs", an amendment of ARB No. 43, Chapter 4 (SFAS 151), to clarify that abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage) should be recognized as current period charges, and that fixed production overheads should be allocated to inventory based on normal capacity of production facilities. This statement is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The adoption of SFAS 151 is not expected to have a material impact on the Company's financial statements.

In January 2003, the Emerging Issues Task Force ("EITF") issued EITF Issue No. 00-21, "Accounting for Revenue Arrangements with Multiple Deliverables". This consensus addresses certain aspects of accounting by a vendor for arrangements under which it will perform multiple revenue-generating activities, specifically, how to determine whether an arrangement involving multiple deliverables

                             Trycera Financial, Inc.
                    (Formerly Whitelight Technologies, Inc.)
                        Notes to the Financial Statements
                                December 31, 2004

NOTE 3 - NEW TECHNICAL PRONOUCEMENTS (continued)

contains more than one unit of accounting. EITF Issue No. 00-21 is effective for revenue arrangements entered into in fiscal periods beginning after June 15, 2003, or entities may elect to report the change in accounting as a cumulative-effect adjustment. The adoption of EITF Issue No. 00-21 did not have a material impact on the Company's financial statements.

In January 2003, the FASB issued Interpretation ("FIN") No. 46, "Consolidation of Variable Interest Entities". Until this interpretation, a company generally included another entity in its consolidated financial statements only if it controlled the entity through voting interests. FIN No. 46 requires a variable interest entity, as defined, to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity's activities or entitled to receive a majority of the entity's residual returns. FIN No. 46 is effective for reporting periods ending after December 15, 2003. The adoption of FIN No. 46 did not have an impact on the Company's financial statements.

In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities", which amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133. SFAS No. 149 is effective for contracts entered into or modified after September 30, 2003 and for hedging relationships designated after September 30, 2003. The adoption of SFAS No. 149 will not have an impact on the Company's financial statements.

In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity". SFAS No. 150 changes the accounting guidance for certain financial instruments that, under previous guidance, could be classified as equity or "mezzanine" equity by now requiring those instruments to be reported as liabilities. SFAS No. 150 also requires disclosure relating to the terms of those instruments and settlement alternatives. SFAS No. 150 is generally effective for all financial instruments entered into or modified after May 31, 2003, and is otherwise effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of SFAS No. 150 did not have an impact on the Company's financial statements.

In December 2003, the SEC issued SAB No. 104. SAB No. 104 revises or rescinds portions of the interpretative guidance included in Topic 13 of the codification of staff accounting bulletins in order to make this interpretive guidance consistent with current authoritative accounting and auditing guidance and SEC rules and regulations. It also rescinds the Revenue Recognition in Financial Statements

Frequently Asked Questions and Answers document issued in conjunction with Topic
13. Selected portions of that document have been incorporated into Topic 13.
The adoption of SAB No. 104 in December 2003 did not have an impact on the Company's financial position, results of operations or cash flows.

In December 2004, the FASB issued SFAS No. 123(R), "Share-Based Payment". This Statement revises

                             Trycera Financial, Inc.
                    (Formerly Whitelight Technologies, Inc.)
                        Notes to the Financial Statements
                                December 31, 2004

NOTE 3 - NEW TECHNICAL PRONOUCEMENTS (continued)

SFAS No. 123, "Accounting for Stock-Based Compensation" and supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees" SFAS No. 123(R) focuses primarily on the accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS No. 123(R) requires companies to recognize in the statement of operations the cost of employee services received in exchange for awards of equity instruments based on the grant-date fair value of those awards. This Statement is effective as of the first reporting period that begins after June 15, 2005. The Company is currently evaluating the provisions of SFAS 123(R) and the impact that it will have on its share based employee compensation programs.

NOTE 4 - INTANGIBLE ASSETS

On November 2, 2004 the Company issued 150,000 shares of common stock valued at $112,500 and paid cash in the amount of $100,000 for the net operating assets of Signature Credit Corporation that were merged into the operations of Trycera, valued at $212,500. The Company paid $112,500 for the fixed assets including, a Signature Credit customized software database system valued at $75,000, office equipment and supplies valued at $24,775, five existing domain names valued at $5,000 and existing accounts receivable valued at $7,725. The remainder of the consideration, $100,000 was allocated to intangible assets in the form of the existing Signature customer base. As a result of the asset acquisition, the value of the Signature Credit customized software database system was booked as a definite life intangible asset. The Signature customer base was booked as a separate definite life intangible asset. Management derived such value of the Signature Credit customer base by evaluating the assets to be acquired and assigning a value to those assets. The hard assets were valued at fair market value and the balance of the purchase price was assigned to the customer base, which management felt was reasonable for our use. Since the customer base is a collection of cardholders with a annual membership, the database customers have been assigned a definite life of one year.

We account for goodwill and other intangible assets in accordance with SFAS No. 142, which requires that goodwill and other intangible assets that have indefinite lives not be amortized but instead be tested at least annually for impairment, or more frequently when events or a change in circumstances indicate that the asset might be impaired. For indefinite lived intangible assets, impairment is tested by comparing the carrying value of the asset to its fair value and assessing the ongoing appropriateness of the indefinite life classification. For goodwill, a two-step test is used to identify the potential impairment and to measure the amount of impairment, if any. The first step is to compare the fair value of a reporting unit with its carrying amount, including goodwill. If the fair value of a reporting unit exceeds its carrying amount, goodwill is considered not impaired, otherwise goodwill is impaired and the loss is measured by performing step two. Under step two, the impairment loss is measured by comparing the implied fair value of the reporting unit with the carrying amount of goodwill. At December 31, 2004 there was no impairment to the intangible assets.

In accordance with Financial Accounting Standards Board Statement No. 144, the Company records impairment of long-lived assets to be held and used or to be disposed of when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amount. At December 31, 2004, the value of the software acquired through the Signature Credit Corp agreement was decreased by $60,000 following an impairment test conducted by management, at December 31, 2003 no impairments were recognized.

                             Trycera Financial, Inc.
                    (Formerly Whitelight Technologies, Inc.)
                        Notes to the Financial Statements
                                December 31, 2004

NOTE 5 - RELATED PARTY TRANSACTIONS

During 2001, the Company loaned $1,200 to a corporation whose president is a shareholder of the Company. The receivable is unsecured and bears interest at the rate of 10% per annum. The note receivable is due on demand. As of March 31, 2004, the total accrued interest receivable amount totaled $390. On May 19, 2004, the Company received a total of $1,590 in full satisfaction of the principal and interest of the related party note.

On May 10, 2004, the Company entered into a contract with Cygni Capital, LLC ("Cygni") to provide management and consultation services. The contract became effective May 15, 2004, and will continue for one year. The contract will automatically renew for an additional six (6) month term, unless otherwise notified. Cygni will provide ongoing consulting services for $10,000 per month throughout the contract term.

NOTE 6 - NOTE PAYABLE RELATED PARTY

The Company had issued several promissory notes to various corporations whose officers and/or directors are shareholders of the Company. The notes were unsecured, bore an interest rate of 10% per annum and were associated with the various notes was zero.

The following identifies the Company's note payable obligations:

                                                    December 31,    December 31,
                                                        2004              2003
                                                    -----------        --------
Related party notes payable due on demand
accruing interest at a rate of 10% per annum        $        --        $ 23,906
                                                    -----------        --------

             Totals                                 $        --        $ 23,906
             Less Current Maturities                         --         (23,906)
                                                    -----------        --------

             Total Long-Term Notes Payable          $        --        $     --
                                                    -----------        --------

      On May 19, 2004, the Company paid a total of $23,906 in satisfaction of all related party notes. As a result, the Company eliminated the corresponding liability since the debt was extinguished. In this case, the Company paid the creditor and relieved its obligation for the liability. The creditor was delivered cash, and the accrued interest of $7,705 was forgiven by the note holders. In accordance with APB 26, paragraph 20, footnote 1, this has been treated as a capital transaction and the amount has been charged against additional paid-in-capital.

NOTE 7 - INCOME TAXES (restated)

The Company has adopted FASB 109 to account for income taxes. The Company currently has no issues that create timing differences that would mandate deferred tax expense. Net operating losses would create possible tax assets in future years. Due to the uncertainty as to the utilization of net operating loss carry forwards an evaluation allowance has been made to the extent of any tax benefit that

                             Trycera Financial, Inc.
                    (Formerly Whitelight Technologies, Inc.)
                        Notes to the Financial Statements
                                December 31, 2004

NOTE 7 - INCOME TAXES (continued)

net operating losses may generate.

The Company has incurred losses that can be carried forward to offset future earnings if conditions of the Internal Revenue Codes are met. These losses are as follows:

            Year of Loss       Amount     Expiration Date
            ---------------------------------------------

            2000             $ 21,617               2020
            2001                8,114               2021
            2002                9,070               2022
            2003               12,872               2023
            2004              858,632               2024

                                                      December 31,  December 31,
                                                          2004           2003
                                                       ---------      ---------
Current Tax Asset Value of Net Operating Loss
Carryforwards at Prevailing Federal Tax Rate           $ 312,326      $  18,086
Evaluation Allowance                                    (312,326)       (18,086)
                                                       ---------      ---------

     Net Tax Asset                                     $      --      $      --
                                                       =========      =========

     Current Income Tax Expense                        $      --      $      --
                                                       ---------      ---------
      Deferred Income Tax Benefit                             --             --
                                                       =========      =========

The Company has remaining cumulative net operating loss Carryforwards at December 31, 2004 of $849,564 to be offset against future earnings.

NOTE 8 - OPERATING LEASES

On May 24, 2004, the Company entered into a lease agreement to lease office space at 170 Newport Center Drive, Suite 210, Newport Beach, California, 92660. The company pays $3,695 per month for a 1,478 square foot office, for the period ended December 31, 2004.

An amendment to the lease was entered into on December 1, 2004 and commenced December 13, 2004, wherein the rentable square feet increased to 1,580. The monthly lease payments also increased to $4,195. A lease deposit of $4,592 was required prior to the signing of the lease. The space the Company is leasing is sufficiently large enough to accommodate all of its administrative needs.

                             Trycera Financial, Inc.
                    (Formerly Whitelight Technologies, Inc.)
                        Notes to the Financial Statements
                                December 31, 2004

NOTE 8 - OPERATING LEASES (continued)

Total Lease Commitments     Year                Amount
                            ----     ----------------------------
                                     December 31,    December 31,
                                         2004            2003
                                     ------------    ------------
                            2005     $     50,340    $         --
                            2006           50,340              --
                            2007           37,755              --
                                     ------------    ------------
                            Total    $    138,435    $         --
                                     ============    ============

Rent Expense for the period ended December 31, 2004 and the year ended December 31, 2003 was $20,372 and 0, respectively.

NOTE 9 - STOCKHOLDERS' EQUITY

On November 2, 2004, the Company issued 150,000 shares of common stock at a price of $.75 per share, for the acquisition of all of the fixed assets, rights under leases of equipment and all rights related to the business of Signature Credit Corporation ("SCC"). According, common stock and additional paid-in capital have been charged $150 and $112,350.

During the year ended December 31, 2004, the Company issued 25,000 shares of common stock to an individual for services rendered in behalf of the Company. Accordingly, common stock and additional paid in capital have been charged $25 and $18,725, respectively.

During the last quarter of 2004, the Company issued 282,302 shares of common stock in satisfaction of a $200,000 convertible debenture note and accrued interest in the amount of $11,726. The common stock was valued at $.75 share. According, common stock and additional paid-in capital have been charged $282 and $211,444.

On May 4, 2004, the board of directors approved a reverse stock split at the rate of one share for each two (1:2) shares outstanding held by shareholder at the effective time of the reverse split. The Company did not issue any fractional shares due to reverse split. The effect of the reverse split was retroactively applied to all prior issuances.

During the year ended December 31, 2004, the Company issued an aggregate 2,000,000 shares of common stock pursuant to the private offering. Accordingly, common stock and additional paid in capital have been charged $2,000 and $1,497,995, respectively.

During the quarter ended June 30, 2004, the Company issued a total of 3,300,000 shares of common stock to several individuals for services rendered on behalf of the Company. Accordingly, common

                             Trycera Financial, Inc.
                    (Formerly Whitelight Technologies, Inc.)
                        Notes to the Financial Statements
                                December 31, 2004

NOTE 10 - STOCKHOLDERS' EQUITY (continued)

stock and additional paid in capital have been charged $3,300 and $29,700, respectively.

On June 4, 2004, the board of directors authorized to undertake a non-public offering of 2,000,000 shares of common stock at $.75 per share to be sold pursuant to Rule 506 of Regulation D promulgated by the Securities and Exchange Commission. The private offering will terminate September 15, 2004.

NOTE 10 - STOCK OPTION PLAN

     On May 4, 2004, the Company approved and adopted the 2004 Stock Option/Stock Issuance Plan, which allows for the Company to issue stock or grant options to purchase or receive shares of the Company's common stock. The maximum number of shares that may be optioned and sold under the plan is 5,000,000. The plan became effective with its adoption and remains in effect for ten years, however, options expire five years from grant, unless terminated earlier. Options granted under the plan vest according to terms imposed by the Plan Administrator. The Administrator may not impose a vesting schedule upon any option grant which is more restrictive than twenty percent (20%) per year vesting with the initial vesting to occur not later than one (1) year after the option grant date. The following schedule summarizes the activity during the twelve month period ending December 31, 2004:

                                                               2004 Stock Plan
                                                                  Weighted
                                                                  Average
                                                   Amount of      Exercise
                                                    Shares          Price
                                                  ----------      --------
Outstanding at January 1, 2004                            --           --
  Options Granted                                  2,640,000         $.56
  Options Exercised                                       --           --
  Options Canceled                                   (18,750)          --
                                                  ----------         ----
      Options Outstanding at December 31, 2004     2,621,250         $.56
                                                  ==========         ====
      Options Exercisable at December 31, 2004       452,500         $.24
                                                  ==========         ====

The Company has elected to measure and record compensation cost relative to performance stock option costs in accordance with Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation", which requires the Company to use the Black-Scholes pricing model to estimate the fair value of options at the option date grant, $2,687 was recognized for the year ended December 31, 2004. The fair value of the option grant was established at the date of grant using the Black-Scholes option pricing model with the following assumptions:
                                                           December 31, 2004
Five Year Risk Free Interest Rate                              4.0%
     Dividend Yield                                              0%
     Volatility                                               .001%
     Average Expected Term (Years to Exercise)                   5

                             Trycera Financial, Inc.
                    (Formerly Whitelight Technologies, Inc.)
                        Notes to the Financial Statements
                                December 31, 2004

NOTE 10 - STOCK OPTION PLAN (continued)

Management would like to confirm an intention to use an appropriate volatility in the future, which is likely to be higher than the historical basis.

      Employee stock options outstanding and exercisable under this plan as of December 31, 2004 are:

                                 Weighted     Average                   Weighted
                     Number of   Average     Remaining       Number     Average
      Range of        Options    Exercise   Contractual    of Options   Exercise
    Exercise Price    Granted     Price     Life (Years)     Vested      Price
    --------------    -------    --------   ------------   ----------   --------
     $.001 - $.85    2,196,250    $  .53        4.5          440,000     $  .26
      $  0.75          425,000    $  .15        4.5           12,500     $  .15

The following represents the key vesting timeframes and general terms included in the stock option plans for the Company Executives:

For the initial key personnel, employment agreements outlined provisions for the performance-based vesting terms. The exercise price of the options granted to the employees is $0.25 of the first quarter of the options granted; $0.45 for the next quarter; $0.65 for the next quarter; and $0.85 for the final quarter granted. The options granted to the employees shall vest as follows: 1/12th per quarter for each quarter of company revenue exceeding the previous quarter of revenue since his date of hire, independent of whether the revenue is generated from acquisition or non-acquisition business activities, 1/12th for each $250K in aggregate gross revenue growth from the day he commences work at the company, and/or at the three year six month anniversary of his employment with the company.

For the subsequent option grants for all other Company associates, refer to the 2004 Stock Option /Stock Issuance Plan, whereby the exercise price of the options granted was determined to be the $0.75 per share price and vests according to 1/4 of the options vesting after the first 12 months and then 1/36 of the options vesting each month, where all options are vested after 48 continuous months of service.

                             Trycera Financial, Inc.
                    (Formerly Whitelight Technologies, Inc.)
                        Notes to the Financial Statements
                                December 31, 2004

NOTE 11 - CONVERTIBLE DEBENTURE - Related Party

     On May 12, 2004, the Company issued a convertible debenture note to a corporation that is a shareholder of the Company. The unsecured note bearing an interest rate of 10% per annum and was due and payable on November 12, 2004. The note was convertible into common stock at a rate of $0.75 per share conversion. On December 31, 2004, the Company issued 282,302 shares of common stock in full satisfaction of the note and the accrued interest in the amount of $211,726.

NOTE 12 - RESTATEMENT AND RECLASSIFICATION

The company has restated its financial statements for the year ended December 31, 2004 to reflect an error identified during a regulatory review of its financial statements and which is pending effectiveness as of the date of this filing of Amendment Number 4 to Form 10-KSB for the year ended December 31, 2004. Management and the board of directors concluded this restatement is necessary to reflect the changes described below. There was no net effect on cash provided by operating activities or cash used by investing and financing activities as a result of this error.

During the twelve month period ended December 31, 2004, the company offset a portion of the acceptance fee income against future periods by amortizing the acceptance fee over a period of 12 months rather than recognizing the revenue after having shipped out the membership materials to the customer. The resulting entry reduces the original $12,834 in acceptance fee income by the amount of $9,068, and the offset is shown in the deferred revenue under the liabilities section of the balance sheet; the original amount was $74,025 and has increased to $83,093. The deferred income will now be recognized monthly in accordance with SEC Staff Accounting Bulletin ("SAB") No. 104, Revenue Recognition in Financial Statements ("SAB 104"), paragraph 2, which guides the recognition of revenue when an on-going relationship exists with the customers, and that future services may be rendered to the customer due to the continuing relationship between the customer and the Company. The company has restated the balance sheet as of December 31, 2004 and the statement of operations, statement of stockholders' equity, and statement of cash flows for the year then ended.

--------------------------------------------------------------------------------

The following tables show the effect of the restatement on the Company's Balance Sheet, Statement of Operations, and Statement of Cash Flows.

                             Trycera Financial, Inc.
                     (Formerly Whitelight Technologies, Inc.
                                 Balance Sheets

                                                                December 31, 2004
                                                       -----------------------------------
                                                    Previously
                                                     Reported        Restated        Change
                                                    -----------     ----------      --------
                                     Assets
Current Assets
  Cash                                              $   974,658     $   974,658     $      --
  Accounts Receivable, net                               21,425          21,425            --
  Prepaid Expenses                                       13,305          13,405            --
  Interest Receivable                                        --              --            --
  Note Receivable - Related Party                            --              --            --
                                                    -----------     -----------     ---------
     Total Current Assets                             1,009,388       1,009,388            --

Property & Equipment, net                                 8,608           8,608            --

Other Assets
  Deposits                                                9,207           9,207            --
  Definite Life Intangible Assets, net,
  less accumulated amortization of $14,583
  and $0 at 2004 and 2003, respectively                 109,418         109,418            --
                                                    -----------     -----------     ---------
     Total Other Assets                                 118,625         118,625            --
                                                    -----------     -----------     ---------


     Total Assets                                     1,136,621     $ 1,136,621            --
                                                    ===========     ===========     =========


                       Liabilities & Stockholders' Equity

Current Liabilities
  Accounts Payable                                  $    32,331     $    11,323            --
  Accounts Payable - Related Party                        4,090           4,090            --
  Accrued Expenses                                        8,782           8,782            --
  Line of Credit                                         20,000          20,000            --
  Customer Funds Clearing                                 1,267           1,267            --
  Deferred Revenue, net                                  74,025          83,093         9,068(a)
                                                    -----------     -----------     ---------

     Total Current Liabilities                          140,495         149,563         9,068
                                                    -----------     -----------     ---------

Commitments

Stockholders' Equity
  Preferred Stock, 20,000,000 Shares Authorized,
    $.001 Par Value; None Issued and Outstanding             --              --            --
  Common Stock, 100,000,000 Shares Authorized at
    $.001 Par Value; 6,307,302 and 550,000 Shares
    Issued and Outstanding, Respectively                  6,307           6,307            --
  Additional Paid In Capital                          1,891,057       1,891,057            --
  Accumulated Deficit                                  (901,238)       (910,306)        9,068
                                                    -----------     -----------     ---------

     Total Stockholders' Equity                         996,126         987,058         9,068
                                                    -----------     -----------     ---------

     Total Liabilities & Stockholders' Equity       $ 1,136,621     $ 1,136,621            --
                                                    ===========     ===========     =========

(a) Increase from reclassifying revenue to deferred revenue.

                             Trycera Financial, Inc.
                    (Formerly Whitelight Technologies, Inc.)
                             Statement of Operations

                                      December         December
                                      31, 2004         31, 2004          Change
                                     -----------      -----------      -----------
                                                       Restated
Revenues
  Consulting                         $    24,000      $    24,000               --
  Catalog Shopping                        19,519           10,451            9,068(a)
                                     -----------      -----------      -----------
                                          43,519           34,451            9,068
Gross Sales
   Gross Profit                           40,954           40,954               --
                                     -----------      -----------      -----------
                                          (6,503)           2,565            9,068
Expenses

  Depreciation and Amortization           14,893           14,893               --
  Sales and Marketing                     84,480           84,480               --
  Technology Costs                        35,722           35,722               --
  Salaries and Wages                     230,417          230,417               --
  Professional Fees                      284,102          284,102               --
  General & Administrative               131,471          131,471               --
                                     -----------      -----------      -----------

     Total Expenses                      781,085          781,085               --
                                     -----------      -----------      -----------

     Income (Loss) from Operations      (778,520)        (787,588)           9,068
                                     -----------      -----------      -----------

Other Income (Expenses)
  Interest Income                          3,914            3,914               --
  Interest Expense                       (12,427)         (12,427)              --
  Impairment of Intangible Assets        (60,000)         (60,000)              --
                                     -----------      -----------      -----------

     Total Other Income (Expenses)       (68,513)         (68,513)              --
                                     -----------      -----------      -----------

     Income (Loss) Before Taxes         (847,033)        (856,101)           9,068

     Taxes                                (2,531)          (2,531)              --
                                     -----------      -----------      -----------
                                     $  (849,564)     $  (858,632)     $     9,068
     Net Income (Loss)               ===========      ===========      ===========

     Loss Per                        $      (.23)     $      (.23)              --
     Common Share                    ===========      ===========      ===========


     Weighted Average
     Outstanding Shares,               3,727,866        3,727,866               --
     Retroactively Restated          ===========      ===========      ===========

(a)   Decrease from reclassifying revenue to deferred revenue.

                             Trycera Financial, Inc.
                    (Formerly Whitelight Technologies, Inc.)
                             Statement of Cash Flows

                                                         For the Twelve Months Ended
                                                         December          December
                                                         31, 2004          31, 2004         Change
                                                        -----------       -----------     ----------
                                                        (restated)
Cash Flows from Operating Activities
  Net Income (Loss)                                     $  (849,564)      $  (858,632)         9,068
  Adjustments to Reconcile Net Loss to Net Cash
  Provided by Operations;
    Depreciation and Amortization                            14,893            14,893             --
    Stock Issued for Services                                63,477            63,477             --
    Forgiveness of Related Party Interest                     7,705             7,705             --
    Impairment Loss on Intangible Assets                     60,000            60,000             --
    Stock Options Issued                                      2,687             2,687             --
  Change in Assets and Liabilities:
    (Increase) Decrease in Accounts Receivable              (21,425)          (21,425)            --
    (Increase) Decrease in Interest Receivable                  360               360             --
    (Increase) Decrease in Prepaid Expenses                 (13,304)          (13,304)            --
    (Increase) Decrease in Deposits                          (9,207)           (9,207)            --
    Increase (Decrease) in Accounts Payable                  21,008            21,008             --
    Increase (Decrease) in Accounts Payable - Related         4,090             4,090             --
    Increase (Decrease) in Accrued Expenses                   9,341             9,341             --
    Increase (Decrease) in Customer Funds Clearing            1,267             1,267             --
    Increase (Decrease) in Deferred Revenue                  74,024            80,678         (9,068)
                                                        -----------       -----------     ----------
Net Cash Provided (Used) by Operating Activities           (634,648)         (634,648)            --
                                                        -----------       -----------     ----------

Cash Flows from Investing Activities
  Acquisition of Property & Equipment                        (3,323)           (3,325)            --
  Acquisition of Businesses and Other                       (85,000)          (85,000)            --
  Proceeds received from Notes Receivable                     1,539             1,539             --
                                                        -----------       -----------     ----------
Net Cash Provided (Used) by Investing Activities            (86,784)          (86,784)            --
                                                        -----------       -----------     ----------
Cash Flows from Financing Activities
  Proceeds from Issuance of Common Stock                  1,499,996         1,499,996             --
  Proceeds from Convertible Debenture                       200,000           200,000             --
  Proceeds from Line of Credit                               20,000            20,000             --
  Payments made on Related Party Notes                      (23,906)          (23,906)            --
                                                        -----------       -----------     ----------
Net Cash Provided (Used) by Financing Activities          1,696,090         1,696,090
                                                        -----------       -----------     ----------

Net Increase (Decrease) in Cash and Cash Equivalents        974,658           974,658             --

Cash and Cash Equivalents at End of Period              $   974,658       $   974,658             --
                                                        ===========       ===========     ==========

Cash Paid for:
  Income Taxes                                          $     2,531       $     2,531             --
                                                        ===========       ===========     ==========

                            TRYCERA FINANCIAL, INC.
                            [A Nevada Corporation]


                               3,694,637 Shares


                                 Common Stock

                             ____________________

                                  PROSPECTUS

                             ____________________

                           TRYCERA FINANCIAL, INC.


                           170 Newport Center Drive
                                  Suite 210
                           Newport Beach, CA  92660

                           Telephone (949) 273-4300


                               January 27, 2006


Until April 27, 2006, all dealers that effect transactions in our shares, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.